Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION VERSION

STRATEGIC ALLIANCE AGREEMENT

BY AND BETWEEN

INFINITY PHARMACEUTICALS, INC.

AND

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (the “Agreement”) is entered into as of the 19 th day of November 2008 (the “Effective Date”) by and between Infinity Pharmaceuticals, Inc., a Delaware corporation having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and Mundipharma International Corporation Limited, a Bermuda corporation having its principal office at Mundipharma House, 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda (“MICL”).

INTRODUCTION

1. Infinity and MICL are each engaged in the business of discovering, developing and commercializing pharmaceutical products.

2. Infinity and MICL are interested in forming an alliance whose goal is to (a) enable Infinity to build a portfolio of oncology products and a commercial oncology organization in the United States and (b) provide MICL with a pipeline of products to commercialize outside of the United States.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Infinity and MICL agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate shall mean any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls a Person, (ii) is controlled by a Person, or (iii) is under common control with a Person. The terms “control” and “controlled” mean (x) ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or (y) the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof. “Affiliate” shall not include, in the case of MICL, The Purdue Frederick Company Inc., a New York corporation, with respect to the performance of Development activities under this Agreement or in support of the Regulatory Approvals.

Section 1.2 “Alliance Product”. Alliance Product shall mean (a) products and product candidates that Interact with the Hedgehog Pathway, (b) products and product candidates that Interact with FAAH, and (c) products and product candidates that arise out of the Discovery Projects and either (x) have been separately identified in the Research Plan submitted by Infinity to MICL as of October 1 immediately prior to the end of the Funded Discovery Period, or (y) have achieved Development Candidate status on or before the end of the Funded Discovery

Period; provided, however, that, Alliance Products will not include (i) products and product candidates that Interact with Hsp90 or Bcl-2/Bcl-xL, (ii) any products and product candidates that Infinity in-licenses or otherwise acquires rights to from a Third Party after the Effective Date, and (iii) any Opt-Out Products, Assumed Products or Related Products associated therewith.

Section 1.3 “ANDA”. ANDA shall mean any of the following: (a) an Abbreviated New Drug Application filed with the FDA or any successor applications or procedures; (b) any counterpart of a U.S. Abbreviated New Drug Application or any successor applications or procedures that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.4 “Assumed In-Licensed Product”. Assumed In-Licensed Product shall mean each In-Licensed Product for which (a) a Party elects to terminate its Program Rights following the Transition Date for such In-Licensed Product, and (b) the other Party exercises its right to assume the Terminating Party’s Program Rights with respect to such In-Licensed Product pursuant to Section 2.7.

Section 1.5 “Assumed Product”. Assumed Product shall mean each Alliance Product for which (a) a Party elects to terminate its Program Rights following the Transition Date for such Alliance Product, and (b) the other Party exercises its right to assume the Terminating Party’s Program Rights with respect to such Alliance Product pursuant to Section 2.7.

Section 1.6 “Bcl-2/Bcl-xL”. Bcl-2/Bcl-xL shall mean Bcl-2 or Bcl-xL.

Section 1.7 “Business Day”. Business Day shall mean any day, other than a Saturday or a Sunday, on which the banks in New York, New York, USA are open for business.

Section 1.8 “Change in Control”. Change in Control shall mean (a) the occurrence of an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), exclusive of the Lenders and their Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the United States Securities and Exchange Commission (the “SEC”) under said Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of capital stock of Infinity; (b) occupation of more than fifty percent (50%) of the seats (other than vacant seats) on the board of directors of Infinity by persons who were not at least one of the following: (i) directors of Infinity on the Effective Date, (ii) nominated by the board of directors of Infinity or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); or (c) if during the Funded Discovery Period either (i) Julian Adams, Ph.D. is no longer a full-time executive of Infinity, or (ii) both Steven H. Holtzman and Adelene Q. Perkins are no longer full-time executives of Infinity.

Section 1.9 “Commercialization” or “Commercialize”. Commercialization or Commercialize shall mean any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a product (including establishing the price for such product), after Regulatory Approval for such product has been obtained, including Country-Specific Studies.

Section 1.10 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use “Commercially Reasonable Efforts” under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement. Without limiting the generality of the foregoing, in determining Commercially Reasonable Efforts with respect to the Development and Commercialization of a product or compound, the Parties shall take into account the following (without giving undue weight to either the Infinity Territory or the MICL Territory): the market potential of such product or compound, safety and efficacy, product profile, competitiveness of the marketplace for the product, the proprietary position of the product, the regulatory structure involved, the availability and level of reimbursement for such treatment by third party payors or health insurance plans, the potential total profitability of the applicable product marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized.

Section 1.11 “Control” or “Controlled”. Control or Controlled, with respect to any Know-How or Patent Right of a Party, shall mean the possession (whether by ownership, license (other than pursuant to a license granted under this Agreement) or otherwise) by such Party or its Affiliates of the ability to grant to the other Party access to and/or a license under such Know-How or Patent Right without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the Term.

Section 1.12 “Country-Specific Study”. Country-Specific Study shall mean, with respect to a Product, a clinical trial conducted after the receipt of Regulatory Approval for such Product in an indication in any country, for the sole purpose of obtaining Regulatory Approval or pricing and/or reimbursement approval of such Product for such indication in a specific other country, which trial is required by the relevant Regulatory Authority.

Section 1.13 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered, with respect to a product, shall mean that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product by such Person as provided hereunder would infringe such Valid Claim.

Section 1.14 “Develop” or “Development”. Develop or Development shall mean non-clinical (including pre-clinical) and clinical drug development activities and related research, including: (i) chemical lead series generation, (ii) medicinal chemistry, (iii) assay development, (iv) pharmacology studies, (v) absorption, distribution, metabolism, elimination (ADME) studies, (vi) toxicology studies, (vii) statistical analysis and report writing, (viii) test method development and stability testing, (ix) process development, (x) formulation development, (xi) delivery system development, (xii) molecular pathology and biomarker development, (xiii) quality assurance and quality control development, (xiv) compliance related monitoring and activities (including biometry, data management, drug safety, integrated analysis, and health and economic research, and including the establishment and maintenance of any global safety database as described in Section 3.1(f)), (xv) manufacture of drug supply (in both active pharmaceutical ingredient and finished product form) for use in both pre-clinical activities and clinical trials, (xvi) clinical trials for the purpose of obtaining or maintaining Regulatory Approval (including post-marketing and market expansion studies but excluding Country-Specific Studies), (xvii) safety related studies and risk management programs, (xviii) support of investigator-initiated clinical trials, (xix) new product planning activities, and (xx) regulatory affairs activities related to all of the foregoing.

Section 1.15 “Development Candidate”. Development Candidate shall mean a product candidate for which GLP Toxicology Studies have been initiated.

Section 1.16 “Discovery Project”. Discovery Project shall mean a drug discovery research project conducted by Infinity, alone or in collaboration with a Service Provider or other academic collaborator, at any time during the period beginning on the Effective Date and ending on the last day of the Funded Discovery Period, the goal of which is to identify a Development Candidate. For purposes of clarity, Discovery Project includes any such drug discovery research project directed to a product candidate which is acquired by Infinity on or after the Effective Date and on or prior to the end of the Funded Discovery Period, which product candidate has not reached Development Candidate status at the time of such acquisition, and for which Commercialization rights outside of the United States are available for grant by Infinity to MICL, but shall not include any such project directed to a product candidate that Interacts with the Hedgehog Pathway, FAAH, Hsp90 or Bcl-2/Bcl-xL.

Section 1.17 “EMEA”. EMEA shall mean the European Medicines Agency, and any successor agency thereto.

Section 1.18 “Europe”. Europe shall mean the countries of the European Union and the European Free Trade Association, collectively, as they are constituted as of the Effective Date and as they may be expanded from time to time.

Section 1.19 “Executive Officers”. Executive Officers shall mean MICL’s General Manager (or the officer or employee of MICL then serving in a substantially equivalent capacity) and Infinity’s Chief Executive Officer (or the officer or employee of Infinity then serving in a substantially equivalent capacity).

Section 1.20 “FAAH”. FAAH shall mean Fatty Acid Amide Hydrolase (also known as FAAH-1) or FAAH-2.

Section 1.21 “FAAH Product”. FAAH Product shall mean a product or product candidate arising out of the FAAH Project.

Section 1.22 “FAAH Project”. FAAH Project shall mean a project directed to the research and Development of molecules that Interact with FAAH.

Section 1.23 “FAAH U.S. Strategic Alliance Agreement” or “FUSA Agreement”. FAAH U.S. Strategic Alliance Agreement or FUSA Agreement shall mean the Strategic Alliance Agreement between Infinity and Purdue dated as of the Effective Date.

Section 1.24 “FDA”. FDA shall mean the United States Food and Drug Administration, or a successor agency thereto.

Section 1.25 “FTE”. FTE shall mean one or more qualified individuals (e.g., having the requisite education and/or skills in the appropriate scientific or technical discipline to fulfill Infinity’s obligations under this Agreement) at Infinity or its Affiliates who spend time and effort performing scientific, technical or scientific management work on a specific project or task pursuant to the Research Plan whose time and effort, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to the project or task based on [**] person hours per year.

Section 1.26 “FTE Cost”. FTE Cost shall mean the amount obtained by multiplying (a) the number of FTEs by (b) [**] United States dollars (US$[**]), increased or decreased annually by the percentage increase or decrease in the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States (“CPI”) as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2008 (i.e., the first such increase or decrease would occur on January 1, 2010).

Section 1.27 “Funded Discovery Period”. Funded Discovery Period shall mean the period of time beginning on the Effective Date and ending on December 31, 2011, unless extended by MICL in accordance with Section 2.1(c).

Section 1.28 “FUSA Agreement Territory”. FUSA Agreement Territory shall mean, with respect to FAAH Products (unless and until a FAAH Product becomes an Opt-Out Product), the United States of America, its territories and possessions.

Section 1.29 “GLP Toxicology Study”. GLP Toxicology Study shall mean a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) and is required to meet the requirements for filing an IND.

Section 1.30 “Governmental Authority”. Governmental Authority shall mean any multinational, federal, state, county, local, municipal or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

Section 1.31 “Hedgehog Pathway”. Hedgehog Pathway shall mean all of the following members of the Hedgehog cell-signaling pathway: (i) all hedgehog ligands (Sonic, Indian, Desert) and transmembrane transport-like proteins, like Disp1 or Disp2, involved in the secretion of the HH ligand, (ii) Smoothened (Smo), including alternatively spliced forms and Smo with activating mutations, (iii) all Gli transcription factors (Gli 1, 2, 3), (iv) mutated or unmutated

Patched (Ptch) receptor 1 and 2, (v) Cdo, Cdon and Boc (brother of Cdo), (vi) Suppressor of Fused (SuFu), (vii) Cdc2l1 kinase, (viii) Hedgehog interacting protein (HHIP), and (ix) ARL13B.

Section 1.32 “Hedgehog Project”. Hedgehog Project shall mean a project directed to the research and Development of molecules that Interact with the Hedgehog Pathway, including IPI-926.

Section 1.33 “Hsp90”. Hsp90 shall mean Heat Shock Protein 90 (Hsp90) and/or co-chaperones of Heat Shock Protein 90 (e.g., Hip and Hop), but not client proteins of Heat Shock Protein 90 such as c-Kit and EGFR.

Section 1.34 “IND”. IND shall mean (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (ii) any counterpart of a U.S. Investigational New Drug Application that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (b) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.35 “Infinity Assumed In-Licensed Product”. Infinity Assumed In-Licensed Product shall mean each Assumed In-Licensed Product for which MICL is the Terminating Party.

Section 1.36 “Infinity Assumed Product”. Infinity Assumed Product shall mean each Assumed Product for which MICL is the Terminating Party.

Section 1.37 “Infinity Know-How”. Infinity Know-How shall mean any Know-How Controlled by Infinity (including Infinity’s rights in Joint Know-How) that is useful to Develop and Commercialize Products.

Section 1.38 “Infinity Patent Rights”. Infinity Patent Rights shall mean Patent Rights Controlled by Infinity Covering Infinity Know-How (including Infinity’s rights in Joint Know-How).

Section 1.39 “Infinity Territory”. Infinity Territory shall mean (a) with respect to all Products other than FAAH Products, the United States of America and its territories and possessions, and (b) with respect to Infinity Assumed Products, Infinity Assumed In-Licensed Products, Opt-Out Products and Terminated In-Licensed Products, all countries of the world.

Section 1.40 “In-Licensed Product”. In-Licensed Product shall mean an In-Licensed Product Opportunity for which MICL exercises its right pursuant to Section 2.4 to include such product or product candidate in the Research Program.

Section 1.41 “In-Licensed Product Opportunity”. In-Licensed Product Opportunity shall mean any product or product candidate that has reached Development Candidate status which is acquired by Infinity on or after the Effective Date and on or prior to the end of the Funded Discovery Period and for which Commercialization rights in one or more jurisdictions outside the United States are available for grant by Infinity to MICL; provided, however, that In-Licensed Product Opportunities shall not include Assumed In-Licensed Products, Terminated In-Licensed Products or Related Products associated therewith; and provided further, that no product or product candidate that (a) is in-licensed or otherwise acquired by Infinity from a Third-Party that Interacts with the Hedgehog Pathway (except to the extent mutually agreed by the Parties with respect to the AZ Option Agreement), FAAH, Hsp90 or Bcl-2/Bcl-xL or (b) arises from a Discovery Project, shall be deemed an In-Licensed Product Opportunity. For the avoidance of doubt, if Infinity acquires a sales force or similar Commercialization infrastructure outside of the United States in connection with the acquisition of a product that has obtained Regulatory Approval, then Commercialization rights outside of the United States shall not be considered to be available for grant to MICL.

Section 1.42 “Interact”. Interact shall mean to interact directly with a specified Target. In the event a product or product candidate directly interacts with more than one Target, it shall be deemed to Interact with whichever such Target it interacts with most potently. Furthermore, in the case of Bcl-2/Bcl-xL, such product or product candidate shall be deemed to Interact with Bcl-2/Bcl-xL if it demonstrates less than one (1) micromolar activity against Bcl-2/Bcl-xL in a biochemical displacement assay.

Section 1.43 “Joint Know-How”. Joint Know-How shall mean any Know-How that is conceived, reduced to practice or otherwise created jointly by employees or consultants of Infinity or its Affiliates, on the one hand, and employees or consultants of MICL or its Affiliates, on the other hand.

Section 1.44 “Key Executive”. Key Executive shall mean each of Julian Adams, Ph.D., Steven H. Holtzman and Adelene Q. Perkins.

Section 1.45 “Know-How”. Know-How shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data (including preclinical and clinical data generated with respect to the Products in the course of the Research Program) or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, preclinical and clinical data, technical data, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof and Regulatory Approvals and filings therefor.

Section 1.46 “Laws”. Laws shall mean each provision of any then-current multinational, federal, national, state, county, local, municipal or foreign law, statute, ordinance, order, writ, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as with respect to either Party any binding judgments, decrees, stipulations, injunctions, determinations, awards or agreements issued by or entered into by such Party with any Governmental Authority.

Section 1.47 “Line of Credit Agreement”. Line of Credit Agreement shall mean the Line of Credit Agreement dated as of the Effective Date by and among Purdue Pharma L.P., a Delaware limited partnership, and Purdue (together, the “Lenders”), and Infinity.

Section 1.48 “Manufacture”. Manufacture shall mean all activities related to the manufacturing of any product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

Section 1.49 “MHLW”. MHLW shall mean the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

Section 1.50 “MICL Assumed In-Licensed Product”. MICL Assumed In-Licensed Product shall mean each Assumed In-Licensed Product for which Infinity is the Terminating Party.

Section 1.51 “MICL Assumed Product”. MICL Assumed Product shall mean each Assumed Product for which Infinity is the Terminating Party.

Section 1.52 “MICL Know-How”. MICL Know-How shall mean (a) any Know-How that: (i) is conceived, reduced to practice or otherwise created by employees or consultants of MICL or its Affiliates based on and arising from exposure to Infinity Know-How, (ii) is an analog or a new use of a product or product candidate developed under the Research Program and (iii) is created during the portion of the Term during which MICL has Program Rights with respect to such product or product candidate, and (b) MICL’s rights in Joint Know-How.

Section 1.53 “MICL Patent Rights”. MICL Patent Rights shall mean Patent Rights Controlled by MICL Covering MICL Know-How (including MICL’s rights in Joint Know-How).

Section 1.54 “MICL Territory”. MICL Territory shall mean (a) with respect to Products (other than FAAH Products), all countries of the world other than the Infinity Territory, (b) with respect to MICL Assumed Products and MICL Assumed In-Licensed Products, all countries of the world, and (c) with respect to FAAH Products, unless and until such FAAH Product becomes an Opt-Out Product, all countries of the world other than the United States of America and its territories and possessions.

Section 1.55 “MMCO”. MMCO shall mean Mundipharma Medical Company or any successor thereof, while Mundipharma Medical Company or such successor remains an Affiliate of MICL.

Section 1.56 “NDA”. NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product (other than an ANDA), including (a) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, (b) any counterpart of a U.S. New Drug Application, Product License Application or Biologics License Application or any successor applications or procedures that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.57 “Net Sales”. Net Sales, with respect to a particular Royalty Bearing Product in a particular period, shall mean the gross amount invoiced by the Royalty Paying Party, its Affiliates and/or its Sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which the Royalty Paying Party, its Affiliates and/or Sublicensees receive no revenue) of the Royalty Bearing Product to unrelated Third Parties during such period, less the following deductions (to the extent included in the gross amount invoiced or otherwise directly paid or incurred by the Royalty Paying Party, its Affiliates and/or its Sublicensees):

(a) trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

(b) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Royalty Bearing Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

(c) allowances for amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;

(d) amounts previously included in Net Sales of Royalty Bearing Products that are written-off by the Royalty Paying Party as uncollectible in accordance with the Royalty Paying Party’s standard practices for writing off uncollectible amounts consistently applied; and

(e) freight, insurance and other transportation charges incurred in shipping a Royalty Bearing Product to Third Parties, included and separately stated in the applicable invoice.

There shall be no double-counting in determining the foregoing deductions.

Such amounts shall be determined from the books and records of the Royalty Paying Party, its Affiliates and/or its Sublicensees, maintained in accordance with applicable accounting principles (such as U.S. generally accepted accounting principles (“U.S. GAAP”) and/or International Financial Reporting Standards), consistently applied.

Section 1.58 “Opt-Out Product”. Opt-Out Product shall mean each Alliance Product for which MICL elects to terminate its Program Rights (a) for such Alliance Product arising out of the Hedgehog Project or FAAH Project pursuant to Section 2.5 or 2.8, or (b) prior to the Transition Date for such Alliance Product pursuant to Section 2.6.

Section 1.59 “Party”. Party shall mean Infinity or MICL; “Parties” shall mean Infinity and MICL.

Section 1.60 “Patent Rights”. Patent Rights shall mean United States and non-U.S. patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

Section 1.61 “Person”. Person shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, business association, organization, Governmental Authority, a division or operating group of any of the foregoing or other entity or organization, including any successors or assigns (by merger or otherwise) of any such entity.

Section 1.62 “Phase I Study”. Phase I Study shall mean a study of a product in human patients or normal volunteers the purposes of which are to (i) determine the metabolism, pharmacokinetic and pharmacologic actions of said product in humans and (ii) the preliminary determination of safety and tolerability of a dosing regime, and for which there are no primary endpoints (as recognized by the FDA or other Regulatory Authorities) in the protocol relating to efficacy, as described in U.S. 21 C.F.R. § 312.21(a), or a similar clinical study in a country other than the United States.

Section 1.63 “Phase II Study”. Phase II Study shall mean a controlled clinical study of a product to evaluate preliminary efficacy for particular indications in the target patient population and establish safety, appropriate dosage, short-term tolerability issues and pharmacological activity of said product in the target patient population, as described in U.S. 21 C.F.R. § 312.21(b), or a similar clinical study in a country other than the United States.

Section 1.64 “Phase III Study”. Phase III Study shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in U.S. 21 C.F.R. § 312.21(c), or a similar clinical study in a country other than the United States.

Section 1.65 “Prior Confidentiality Agreement”. Prior Confidentiality Agreement shall mean the Mutual Confidential Disclosure Agreement, dated August 13, 2008, between Infinity and an Affiliate of MICL.

Section 1.66 “Product”. Product shall mean an Alliance Product or an In-Licensed Product. “Products” shall mean Alliance Products and In-Licensed Products.

Section 1.67 “Program Right”. Program Right shall mean the right to Commercialize and, in the case of Infinity, Develop and Manufacture, Products pursuant to this Agreement.

Section 1.68 “Protocol Synopsis”. Protocol Synopsis shall mean, with respect to a proposed or planned clinical trial, a document containing the following information with respect to such clinical trial:

(a) Trial objective;

(b) Trial design, including primary and any secondary endpoints;

(c) Patient population, including material inclusion and exclusion criteria;

(d) Dosing schedule;

(e) Summary statistical analysis plan;

(f) List of potential clinical investigators; and

(g) Proposed timeline and cost.

Section 1.69 “Purdue”. Purdue shall mean Purdue Pharmaceutical Products L.P., a Delaware limited partnership.

Section 1.70 “Regulatory Approval”. Regulatory Approval shall mean, with respect to a product, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product for a particular indication in a country, excluding separate pricing and/or reimbursement approvals that may be required and ANDAs. Regulatory Approval shall also include any “orphan drug” or similar designation.

Section 1.71 “Regulatory Authority”. Regulatory Authority shall mean a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA, EMEA and MHLW.

Section 1.72 “Regulatory Exclusivity”. Regulatory Exclusivity shall mean the ability to exclude Third Parties from Manufacturing or Commercializing a product that could compete with a Royalty Bearing Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country other than through Patent Rights.

Section 1.73 “Related Product”. Related Product shall mean, with respect to a Product, any product or product candidates (including preclinical product candidates) that are directed to the same Target as such Product.

Section 1.74 “Relationship Manager”. Relationship Manager shall mean the individual appointed by each Party in Section 2.3(b) to whom all of the non-appointing Party’s communications to the appointing Party regarding the conduct of the Research Program may be addressed.

Section 1.75 “Research and Development Expenses”. Research and Development Expenses shall mean the internal and external costs incurred by Infinity and/or its Affiliates in the conduct of the Research Program; such costs shall include: (a) the FTE Costs of Infinity and its Affiliates, (b) all costs accrued by Infinity or its Affiliates in connection with work performed by Third Parties (except to the extent that such costs have been included in FTE Costs), (c) license fees, milestone payments and other amounts due to Third Parties related to the Research Program, allocated pro rata among Products and Discovery Projects, on the one hand, and products and product candidates outside the Research Program, on the other hand, and (d) costs related to the Infinity Patent Rights and Joint Patent Rights licensed to MICL hereunder.

Section 1.76 “Research and Development Funding”. Research and Development Funding shall mean (a) the funding to be provided by MICL to Infinity in accordance with Section 5.1 and (b) fifty percent (50%) of any clinical study costs and expenses borne by MICL pursuant to, and subject to the conditions of, Section 2.2(d).

Section 1.77 “Research Plan”. Research Plan shall mean a rolling three (3) year plan and associated budget for activities to be conducted by Infinity under the Research Program and projected Research and Development Expenses.

Section 1.78 “Research Program”. Research Program shall mean a program to Develop product candidates under Discovery Projects and to Develop Products during the Research Program Term.

Section 1.79 “Research Program Term”. Research Program Term shall mean the period beginning on the Effective Date and ending on the last day of the Funded Discovery Period with respect to Discovery Projects, and continuing thereafter so long as Products are in active Development.

Section 1.80 “Royalty Bearing Product”. Royalty Bearing Product shall mean Alliance Products, Opt-Out Products and Assumed Products, as applicable.

Section 1.81 “Royalty Paying Party”. Royalty Paying Party shall mean the Party required to pay royalties to the other Party with respect to a Royalty Bearing Product pursuant to Sections 2.7(b)(ii), 5.2 or 5.3.

Section 1.82 “Royalty Receiving Party”. Royalty Receiving Party shall mean the Party that is entitled to receive royalties from the other Party with respect to a Royalty Bearing Product pursuant to Sections 2.7(b)(ii), 5.2 or 5.3.

Section 1.83 “Royalty Term”. Royalty Term, with respect to each Royalty Bearing Product in a particular country, shall mean the period of time commencing on the first commercial sale of such Royalty Bearing Product in such country and ending on the last to occur of (a) the date on which all Infinity Patent Rights and MICL Patent Rights containing a Valid Claim Covering the Manufacture, Commercialization or other use of such Royalty Bearing Product in the country of sale have expired, (b) the date on which all Infinity Patent Rights and MICL Patent Rights containing a Valid Claim Covering the Manufacture in the country of actual Manufacture of such Royalty Bearing Product have expired, and (c) the expiration of any Regulatory Exclusivity with respect to such Royalty Bearing Product in such country.

Section 1.84 “Securities Purchase Agreement”. Securities Purchase Agreement shall mean the Securities Purchase Agreement entered into as of the Effective Date by and between Infinity and each of the purchasers named therein.

Section 1.85 “Service Providers”. Service Providers shall mean (a) with respect to either Party, contract sales organizations, contract employees, consultants and similar Persons who conduct activities on behalf of such Party, and (b) with respect to Infinity, the Persons in clause (a), plus academic or non-profit research institutions, hospitals, contract research organizations, contract manufacturing organizations and similar Persons who conduct activities on behalf of Infinity.

Section 1.86 “Sublicensee”. Sublicensee shall mean, with respect to a Party, a Third Party to whom such Party grants a license or sublicense under the Infinity Know-How, Infinity Patent Rights, MICL Know-How or MICL Patent Rights in accordance with the terms of this Agreement.

Section 1.87 “Target”. Target shall mean a protein or its corresponding DNA or RNA sequence.

Section 1.88 “Terminated In-Licensed Product”. Terminated In-Licensed Product shall mean each In-Licensed Product for which MICL elects to terminate its Program Rights prior to the Transition Date for such In-Licensed Product.

Section 1.89 “Terminating Party”. Terminating Party shall mean a Party which exercises its rights to terminate its Program Rights for any Product pursuant to Section 2.7.

Section 1.90 “Third Party”. Third Party shall mean any Person other than Infinity or MICL and their respective Affiliates.

Section 1.91 “Transition Date”. Transition Date shall mean, for each Product, the later of: (a) December 31, 2013 and (b) the date on which the first patient is dosed in the first Phase III Study of such Product.

Section 1.92 “Valid Claim”. Valid Claim shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Section 1.93 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
“1974 Convention”	11.1
“Agreement”	Preamble
“Annual Product Opt-Out Date”	2.6(b)
“Assuming Party”	2.7(b)
“AZ Option Agreement”	8.11(c)
“Breaching Party”	10.2
“Confidential Information”	6.1(a)
“CPI”	1.25
“Disclosing Party”	6.1(a)

Definition	Section
“Early Program Opt-Out Date”	2.5(b)
“Effective Date”	Preamble
“Force Majeure Event”	11.7
“Global Branding Plan”	3.4(a)
“Indemnified Party”	9.1(c)
“Indemnifying Party”	9.1(c)
“Infinity”	Preamble
“Infinity Indemnified Parties”	9.1(a)
“Invalidity Claim”	7.5
“JHU Agreement”	4.7
“Joint Patent Rights”	7.1(a)
“Lenders”	1.45
“Licensed IP Infringement”	7.3(a)
“Losses”	9.1(a)
“MICL”	Preamble
“MICL Indemnified Parties”	9.1(b)
“Paragraph IV Notice”	7.3(a)
“Post Transition Opt-Out Date”	2.7(b)
“Product Trademarks”	3.4(b)
“Quarterly Research Fee”	5.1(a)
“Recipient”	6.1(a)
“Retained MICL Product”	10.3(c)(i)
“ROW”	2.4(a)
“Safety Agreement”	3.1(g)
“SEC”	1.8
“Supply Agreement”	3.2
“Term”	10.1
“Third Party Infringement Claim”	7.4
“U.S. Bankruptcy Code”	4.9
“U.S. GAAP”	1.55

ARTICLE II

RESEARCH PROGRAM

Section 2.1 Research Plan.

(a) Generally. The initial Research Plan is attached hereto as Schedule A. The Research Plan shall be updated by Infinity on at least an annual basis no later than October 1st of each year preceding the year for which the update is being made. With respect to the FAAH Project, the Research Plan under this Agreement shall be the same as the Research Plan under the FUSA Agreement and shall be provided to MICL and Purdue concurrently.

(b) Research Plan Budget. The Research Plan shall include a budget for Research and Development Expenses for each of the first three (3) calendar years of the

Research Plan; provided, however, that the first calendar year in the first Research Plan shall be deemed to start on the Effective Date and continue through December 31, 2009. As of the Effective Date, the budgets for calendar years 2009, 2010 and 2011 shall be Forty-Five Million Five Hundred Thousand United States Dollars (US$45,500,000), Sixty-Five Million United States Dollars (US$65,000,000) minus forty percent (40%) of the amount set forth in the overall budget for the FAAH Product in the Research Plan submitted to MICL pursuant to Section 2.1(a) on or before October 1, 2009, and Eighty Five Million United States Dollars (US$85,000,000) minus forty percent (40%) of the amount set forth in the overall budget for the FAAH Product in the Research Plan submitted to MICL pursuant to Section 2.1(a) on or before October 1, 2010. The Research Plan shall be updated annually as set forth in Section 2.1(a); provided, that, without the prior written consent of MICL and subject to the last two (2) sentences of this Section 2.1(b), the budget set forth for each calendar year of each Research Plan shall be fixed. Unless approved in writing by MICL, Infinity shall not incur or enter into contracts to incur Research and Development Expenses that exceed the amount of the budget set forth in the Research Plan for such calendar year, except to the extent that Infinity funds any such additional amount itself or such amount is funded by a party other than Infinity pursuant to the FUSA Agreement. Notwithstanding the foregoing, Infinity may reallocate Research and Development Expenses between and among Discovery Projects and Products in its sole discretion; provided, that the aggregate amount of Research and Development Expenses in any calendar year shall not exceed the budget amount set forth in the Research Plan for such year, except to the extent that Infinity funds any such additional amount itself or such amount is funded by a party other than Infinity pursuant to the FUSA Agreement, and provided further that Infinity shall not be permitted to reallocate Research and Development Expenses between, among or to any Opt-Out Product, Assumed Product, Assumed In-Licensed Product, Terminated In-Licensed Product or Related Product associated therewith (except that MICL shall pay, and Infinity may use, Research and Development Funding with respect to any Opt-Out Product, Assumed Product, Assumed In-Licensed Product or Terminated In-Licensed Product as expressly provided in Sections 2.5(c), 2.6(c) and 2.7(b)(i), as applicable); provided, however, that Infinity may decrease the funding allocated to such Opt-Out Product, Assumed Product, Assumed In-Licensed Product, Terminated In-Licensed Product or Related Product associated therewith.

(c) Extension of Funded Discovery Period. In conjunction with its review of the updated Research Plan submitted to MICL on or before each of October 1, 2010 and October 1, 2011 during the Research Program Term, MICL may, by providing written notice thereof to Infinity on or before November 30 of such year, elect to extend the Funded Discovery Period for an additional one-year period.

(i) If MICL elects to so extend the Funded Discovery Period, the Funded Discovery Period shall be so extended (i.e., through December 31, 2012, if extended on or before November 30, 2010, or through December 31, 2013, if extended on or before November 30, 2011) and such updated Research Plan shall apply.

(ii) If MICL does not elect to so extend the Funded Discovery Period on or before November 30, 2010, the Funded Discovery Period shall end on December 31, 2011.

(iii) If MICL had elected to extend the Funded Discovery Period on or before November 30, 2010 and does not elect to extend the Funded Discovery Period on or before November 30, 2011, the Funded Discovery Period shall end on December 31, 2012.

(d) Termination of Research. Prior to terminating any Discovery Project or the Development of a Product under the Research Program, Infinity shall notify MICL of its intent to do so. At MICL’s request, the Parties shall promptly meet to discuss the termination of such Discovery Project or Development of such Product and Infinity shall consider in good faith any proposal submitted by MICL to assume the conduct of such Discovery Project or Development of such Product in all or part of the MICL Territory.

Section 2.2 Conduct of Research Program.

(a) Infinity shall be responsible for the initiation, conduct, expansion and termination of all Discovery Projects and the worldwide Development of Products, except to the extent that MICL exercises its right to assume responsibility for the Development of FAAH Products in the MICL Territory pursuant to Section 2.8(a), at which point MICL shall be responsible for the Development, Manufacture and Commercialization of FAAH Products in the MICL Territory. Infinity shall use Commercially Reasonable Efforts to undertake the Research Program in accordance with the Research Plan.

(b) Upon MICL’s written request, Infinity will discuss with MICL (i) the potential to collaborate on the Development of Products in hematological malignancies or other cancer types for which MICL has established capabilities outside of the United States, and (ii) any clinical Development initiatives suggested by MICL.

(c) Prior to the commencement of each Phase III Study of an Alliance Product, Infinity shall provide MICL a Protocol Synopsis for such trial. MICL shall have ten (10) Business Days to provide comments or suggestions on such Protocol Synopsis, which Infinity shall consider in good faith.

(d) Except with respect to the FAAH Product while it is a Product: Following receipt of the first Regulatory Approval of an Alliance Product in the MICL Territory and in connection with its annual review of the Research Plan, MICL may provide Infinity with a written proposal for the performance of clinical studies of such Alliance Product to be performed beyond those outlined in such Research Plan in support of achieving Regulatory Approval in the MICL Territory for an additional indication for such Alliance Product. In connection with each such proposed study, MICL shall provide Infinity a Protocol Synopsis. Infinity shall review and consider such proposal in good faith. In the event Infinity approves such proposal, (i) the Parties shall meet to discuss which Party is best suited to conduct such clinical study, and (ii) notwithstanding anything to the contrary in Section 5.1(a), MICL shall bear all the costs and expenses of such clinical study, regardless of which Party is responsible for the conduct of such clinical study. Upon receipt of Regulatory Approval of such Alliance Product in the MICL Territory in the indication being studied, fifty percent (50%) of such costs and expenses of such clinical study borne by MICL shall be considered Research and Development Funding.

Section 2.3 Quarterly Reports; Communications.

(a) Quarterly Reports. Infinity shall provide MICL with quarterly written reports, within thirty (30) days after the end of each calendar quarter during the Research Program Term, summarizing in reasonable detail (i) Infinity’s and its Affiliates’ activities and progress related to the Research Program during such three (3) month period, including reasonably detailed information concerning the conduct of non-clinical and clinical activities, and the status of applications for Regulatory Approvals, and (ii) on a Discovery Project-by-Discovery Project and Product-by-Product basis, the Research and Development Expenses actually incurred by Infinity during such three (3) month period, including reasonably detailed information concerning FTEs utilized during such period and payments to Service Providers. MICL shall have the opportunity to seek reasonable further explanation or clarification of matters covered in such reports and to provide observations and suggestions to Infinity regarding the subject matter thereof and Infinity shall provide such explanation or clarification and shall consider such observations and suggestions in good faith. Furthermore, if after receiving such a report MICL wishes to meet with Infinity to discuss such report, Infinity shall meet with MICL at Infinity’s offices as soon as practicable but no later than thirty (30) days after such meeting is requested by MICL. In selecting Service Providers to conduct Development activities hereunder, Infinity shall (A) utilize a competitive bidding process consistent with Infinity’s corporate code of conduct, as amended from time to time by Infinity, taking into account factors such as cost, capabilities, quality and efficiency, and (B) negotiate with each potential Service Provider selected through such competitive bidding process, on an arm’s length basis, the terms and conditions pursuant to which such potential Service Provider will provide services to Infinity with respect to the conduct of Development activities under this Agreement.

(b) Relationship Managers. MICL and Infinity shall each designate an initial Relationship Manager who shall be responsible for the interactions between the Parties related to this Agreement. Infinity’s initial Relationship Manager with respect to this Agreement will be Vito Palombella. MICL’s initial Relationship Manager with respect to this Agreement will be Evan Vosburgh. Either Party may change its Relationship Manager upon written notice to the other Party at any time. The Relationship Managers shall meet periodically to discuss the progress of the Development and/or Commercialization of Products under this Agreement.

Section 2.4 In-Licensed Products. If Infinity in-licenses or otherwise acquires from a Third Party an In-Licensed Product Opportunity, then Infinity shall deliver to MICL (a) a data package describing such In-Licensed Product Opportunity, (b) a three (3) year development plan and budget for the Development of such In-Licensed Product Opportunity, and (c) a copy of the applicable license or acquisition agreement. MICL shall have the option, exercisable upon written notice to Infinity within sixty (60) days following Infinity’s delivery of all of the foregoing information to MICL, to include such In-Licensed Product Opportunity in the Research Program. If MICL exercises its rights within such sixty (60) day period, then:

(a) within thirty (30) days after the date MICL exercises its option to include such product or product candidate in the Research Program, MICL shall pay Infinity sixty percent (60%) of the up-front license fee or other acquisition cost, including the value of any equity securities of Infinity or any of its Affiliates issued in connection therewith, based on the principle that, with respect to such a program, the European Commercialization rights constitute forty percent (40%) of such cost and the rest of world (i.e., outside of the United States and Europe) (“ROW”) Commercialization rights constitute twenty percent (20%) of such cost; provided, that, if such In-Licensed Product Opportunity is for Commercialization rights in a subset of either Europe and/or the ROW, MICL shall pay Infinity a percentage of the up-front license fee equal to (i) with respect to Europe, the percentage of all pharmaceutical product sales in Europe attributable to such subset of countries (based on data provided by IMS International or, if such data is not available, such other reliable data source as reasonably agreed by the Parties) compared to all pharmaceutical product sales in all countries in Europe, multiplied by forty percent (40%), and (ii) with respect to the ROW, the percentage of all pharmaceutical product sales in the ROW attributable to such subset of countries (based on data provided by IMS International or, if such data is not available, such other reliable data source as reasonably agreed by the Parties), compared to all pharmaceutical product sales in all countries in the ROW, multiplied by twenty percent (20%) of such cost;

(b) such In-Licensed Product Opportunity shall thereafter be considered an In-Licensed Product; and

(c) the budget associated with the Research Plan shall be adjusted to reflect the inclusion of the In-Licensed Product in the Research Program.

If MICL does not exercise such option within such sixty (60) day period, such product or product candidate shall not be included in the Research Program and MICL shall have no rights with respect to such In-Licensed Product Opportunity and Related Products.

Section 2.5 Early Program Opt-Out Rights. On or before June 1, 2009, Infinity shall provide MICL a summary report of relevant data generated under the Hedgehog Project and FAAH Project during the period beginning on the Effective Date and ending on the date of such report, together with a good faith estimate of Research and Development Expenses Infinity expects to incur with respect to the Hedgehog Project and FAAH Project in the fourteen (14) month period following June 1, 2009 (which estimate shall be the same as the estimate provided by Infinity to Purdue with respect to the FAAH Project pursuant to the comparable provision of the FUSA Agreement). On or before July 31, 2009, MICL may, upon written notice to Infinity, elect to terminate its Program Rights for (A) all Alliance Products arising out of the Hedgehog Project and/or (B) all FAAH Products. If MICL elects to terminate its Program Rights for the Alliance Products arising out of the Hedgehog Project and/or the FAAH Project, then:

(a) MICL shall have no further Program Rights for such Alliance Products and any Related Products;

(b) Any such Alliance Products shall be considered Opt-Out Products effective as of July 31, 2009 (the “Early Program Opt-Out Date”);

(c) MICL shall fund one hundred percent (100%) of all Research and Development Expenses incurred by Infinity for each such Opt-Out Product (other than Opt-Out Products arising out of the FAAH Project, in which case MICL shall fund sixty percent (60%) of such Research and Development Expenses) through July 31, 2010, in material accordance with the fourteen (14) month estimate described above in this Section 2.5;

(d) Infinity shall pay to MICL a royalty on Net Sales of each such Opt-Out Product at the rates set forth in Sections 5.3(a) and 5.3(c), as applicable; provided, that Infinity may, in its sole discretion, discontinue such Development and/or Commercialization of such Opt-Out Product;

(e) After the Early Program Opt-Out Date, Infinity shall have no obligation to provide a quarterly update on the Development of the relevant Opt-Out Product; and

(f) Except as permitted under the FUSA Agreement, MICL shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with the same Target as such Opt-Out Product for two (2) years following the Early Program Opt-Out Date.

Section 2.6 Annual Product Opt-Out Rights. On or before October 1 of each year during the Research Program Term, Infinity shall provide MICL an updated Research Plan as provided in Section 2.1(a), together with a summary report of relevant data generated under the Research Program since the last such report for (a) each Product that has not reached the Transition Date as of the date of such report and (b) each Discovery Project. On or before November 30 of such year, MICL may elect to terminate its Program Rights for any Product or Discovery Project described in the report. If MICL elects to terminate its Program Rights for any such Product or for any Discovery Project, then:

(a) MICL shall have no further Program Rights for (i) such Product and any Related Product, and/or (ii) for any products or product candidates arising out of such Discovery Project and any Related Products;

(b) Any such Alliance Product shall be considered an Opt-Out Product, and any such In-Licensed Product shall be considered a Terminated In-Licensed Product, effective as of December 31 of such year (the applicable “Annual Product Opt-Out Date”);

(c) MICL shall fund one hundred percent (100%) of all Research and Development Expenses budgeted for such Product or Discovery Project (other than Opt-Out Products arising out of the FAAH Project, in which case MICL shall fund sixty percent (60%) of such Research and Development Expenses) during the calendar year following the applicable Annual Product Opt-Out Date in accordance with the relevant Research Plan presented by Infinity to MICL pursuant to Section 2.1(a) for such calendar year;

(d) Infinity shall pay to MICL a royalty on Net Sales of such Opt-Out Product at the rates set forth in Sections 5.3(a) and 5.3(c), as applicable; provided that, for purposes of clarity, no royalties shall be payable with respect to (i) product candidates included in a terminated Discovery Project that have not, as of the Annual Product Opt-Out Date, achieved Development Candidate status, and (ii) Terminated In-Licensed Products;

(e) After the applicable Annual Product Opt-Out Date, Infinity shall have no obligation to provide a quarterly update on the Development of the Opt-Out Product, Terminated In-Licensed Product or terminated Discovery Project; and

(f) Except as permitted under the FUSA Agreement, MICL shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with the same Target as (A) such Opt-Out Product or Terminated In-Licensed Product or (B) Developed under a Discovery Project, in each case for two (2) years following the applicable Annual Product Opt-Out Date.

Section 2.7 Opt-Out Rights After Transition Date. On or before October 1 of each calendar year during the Research Program Term, Infinity shall provide MICL an updated Research Plan as provided in Section 2.1(a), together with a summary report of relevant data generated under the Research Program during the then-current calendar year for Products that have passed the Transition Date as of the date of such report. On or before November 30 of each calendar year, either Party may, upon written notice to the other Party, elect to terminate its Program Rights for any such Product that has so passed the Transition Date. If a Party elects to terminate its Program Rights for any Product, then:

(a) The Terminating Party shall have no further Program Rights for such Product and any Related Product;

(b) The non-Terminating Party shall have the right, upon written notice sent to the Terminating Party within sixty (60) days after such other Party’s receipt of the Terminating Party’s notice of such termination, to assume the Terminating Party’s Program Rights for such Product, and if the non-Terminating Party exercises such right (in such context, the “Assuming Party”), then such Alliance Product or In-Licensed Product, as applicable, shall be considered an Assumed Product or Assumed In-Licensed Product, respectively, effective at the end of the then current calendar year (the applicable “Post Transition Opt-Out Date”) and the following terms shall apply:

(i) The Terminating Party shall be responsible for fifty percent (50%) of the budgeted Research and Development Expenses in the Research Plan for such Assumed Product or Assumed In-Licensed Product for the calendar year following the applicable Post Transition Opt-Out Date, and thereafter shall have no obligation with respect to Research and Development Expenses for such Assumed Product or Assumed In-Licensed Product;

(ii) The Assuming Party shall pay to the Terminating Party a five percent (5%) royalty on Net Sales of any such Assumed Product in each country of the world until the end of the Royalty Term for such Assumed Product in such country;

(iii) The Terminating Party shall not have a right to receive royalties from the Assuming Party on any Assumed In-Licensed Product;

(iv) Within a reasonable period of time after the applicable Post Transition Opt-Out Date, the Terminating Party (A) shall make available to the Assuming Party, in a mutually-agreed upon format, material information regarding the Know-How of the Terminating Party licensed to the Assuming Party with respect to the Assumed Product or Assumed In-Licensed Product pursuant to Section 4.1 or 4.4, and (B) for a period not to exceed one (1) year, shall make its relevant scientific and technical personnel reasonably available to the Assuming Party with the goal of effecting an orderly and expeditious transfer of such Assumed Product or Assumed In-Licensed Product to the Assuming Party; and

(v) The Terminating Party shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with the same Target as such Assumed Product or Assumed In-Licensed Product, as applicable, for two (2) years following the applicable Post Transition Opt-Out Date.

(c) If the non-Terminating Party elects not to so assume the Terminating Party’s Program Rights, then the Parties shall work together in good faith to maximize the value of such Alliance Product and/or In-Licensed Product, through the out-license, sale or other disposition of such Alliance Product or In-Licensed Product, and any proceeds therefrom shall be shared equally by the Parties.

Section 2.8 FAAH Project.

(a) Upon completion of the first Phase I Study to be conducted on a FAAH Product and the analysis of the relevant data with respect thereto, Infinity shall provide MICL a package of all preclinical and clinical data related to such FAAH Product since the date of the last report submitted to MICL pursuant to Section 2.5 or 2.6 above. Within sixty (60) days after MICL’s receipt of such package, MICL shall provide Infinity written notice of whether it wishes to assume responsibility for the future Development, Manufacturing and Commercialization of such FAAH Product in the MICL Territory.

(b) Should MICL elect not to assume such responsibility:

(i) the FAAH Project will be excluded from the Research Program;

(ii) such FAAH Product will be considered an Opt-Out Product;

(iii) MICL shall have no further Program Rights and Infinity will have no obligations with respect to any product or product candidate that Interacts with FAAH, and any such product or product candidate shall be deleted from the definition of Alliance Product;

(iv) no further research funding provided by MICL pursuant to Section 5.1 shall be allocated to the FAAH Project;

(v) Infinity may Develop, Manufacture and Commercialize any FAAH Product or Related Product associated therewith without any further obligation to MICL other than the payment to MICL of a royalty on Net Sales of such FAAH Product in the MICL Territory once it becomes an Opt-Out Product at the rate set forth in Sections 5.3(a) and 5.3(c); and

(vi) Except as permitted under the FUSA Agreement, MICL shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with FAAH for two (2) years following the date of MICL’s notice that it elected not to assume responsibility for the FAAH Project.

(c) If MICL elects to assume such Development, Manufacturing and Commercialization responsibility with respect to such FAAH Product in the MICL Territory in accordance with Section 2.8(a), then, within a reasonable period of time after Infinity’s receipt of such notice, (i) Infinity shall make available to MICL or its designee, in a mutually-agreed upon format, material information (including Know-How) regarding the FAAH Product, (ii) Infinity shall make its relevant scientific and technical personnel reasonably available to MICL to answer any questions or provide instruction as reasonably requested by MICL concerning such information, (iii) Infinity shall transfer or assign any INDs related to the FAAH Project to MICL or its designee, (iv) MICL, itself or through its Affiliates, shall be solely responsible for pharmacovigilance with respect to the FAAH Product, and (v) notwithstanding the provisions of Section 3.2, MICL, itself or through its Affiliates, shall be solely responsible for Manufacturing the FAAH Product for the MICL Territory; provided, that, Infinity shall use Commercially Reasonable Efforts to ensure the continuity of supply of any FAAH Product to MICL for a twelve (12) month period at MICL’s expense. In the event MICL assumes responsibility for the Development, Manufacture and Commercialization of FAAH Products in the MICL Territory pursuant to Section 2.8, MICL shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the FAAH Products, by itself or through an Affiliate or Service Provider.

Section 2.9 FAAH Product Coordination. Upon Purdue’s election to terminate its Program Rights for the FAAH Products (as defined in the FUSA Agreement) pursuant to Sections 2.5, 2.6 or 2.8 of the FUSA Agreement, Infinity shall have the right, in its sole discretion, by providing written notice to MICL within thirty (30) days after such election, to terminate MICL’s Program Rights for Alliance Products arising out of the FAAH Project, whereupon MICL shall be deemed to have elected to have terminated such Program Rights pursuant to Sections 2.5, 2.6 or 2.8 of this Agreement, with the corresponding effects herein.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION OF ALLIANCE PRODUCTS

Section 3.1 Regulatory Matters Related to Products. For purposes of this Section 3.1, unless the context dictates otherwise, the terms “Alliance Product” and “Product” shall expressly exclude FAAH Products if, and to the extent, that MICL assumes responsibility for the Development, Manufacture and Commercialization of FAAH Products pursuant to Section 2.8.

(a) Overview. Infinity shall use Commercially Reasonable Efforts to Develop each Product in order to seek Regulatory Approval for such Product in the Infinity Territory and in the MICL Territory. Infinity shall provide MICL with opportunities to meaningfully consult with Infinity in the initial and on-going development of the global clinical Development strategy for such Product and Infinity will consider in good faith MICL’s input with respect to such strategy.

(b) Regulatory Submissions. Subject to Sections 3.1(a) and 3.1(d), Infinity shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA, EMEA, MHLW and other Regulatory Authorities with respect to all Products.

(c) Regulatory Meetings and Correspondence. Subject to Sections 3.1(a) and 3.1(d), Infinity shall be responsible for interfacing, corresponding and meeting with the FDA, EMEA, MHLW and other Regulatory Authorities with respect to all Products. MICL shall have the right to have a senior, experienced employee, reasonably acceptable to Infinity, participate as an observer in meetings with Regulatory Authorities in the MICL Territory with respect to Products and shall be provided with advance access to Infinity’s materials prepared for such meetings. Infinity shall also provide MICL with copies of any material submissions and correspondence with Regulatory Authorities in the MICL Territory relating to Development of, or the process of obtaining Regulatory Approval for, Products, and shall use reasonable efforts to provide MICL with copies of any other submissions and correspondence with Regulatory Authorities in the MICL Territory relating to Development of, or the process of obtaining Regulatory Approval for, Products. MICL shall also have the right to review and comment upon the strategy for the order and timing of filing of submissions to obtain Regulatory Approval for Products in the MICL Territory, as well as any material submissions and correspondence with Regulatory Authorities in the MICL Territory related to Products and meetings with such Regulatory Authorities. Infinity shall respond within a reasonable time frame to all reasonable inquiries by MICL with respect to such submissions and correspondence. Infinity shall also provide MICL as soon as practicable with meeting minutes from any meetings with the Regulatory Authorities in the MICL Territory concerning the same.

(d) Transition. Following the first Regulatory Approval of each Product in any country in the MICL Territory, to the extent that MICL elects to undertake the responsibility for interfacing, corresponding and meeting with the EMEA, MHLW and other Regulatory Authorities in the MICL Territory with respect to such Product, the Parties shall expeditiously effect (i) the transfer of such Regulatory Approval from Infinity to MICL, and (ii) the transition of such responsibilities to MICL and, thereafter, the provisions of Section 3.1(c) shall apply to Infinity and MICL, mutatis mutandis as they apply to MICL and Infinity, respectively.

(e) Data Ownership. All preclinical and clinical data generated with respect to the Products in the course of the Research Program shall be owned by Infinity.

(f) Global Database. Following the initiation of a Phase I Study for any Product by Infinity, its Affiliates or Sublicensees, Infinity shall, itself or through its Affiliate or a Third Party, establish and maintain a worldwide safety database for Products. Such database shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere the Products are being or have been Developed or Commercialized. The costs associated with establishing and maintaining such database shall be considered a Research and Development Expense. Infinity shall consult with MICL with respect to the selection of a Third Party to establish or maintain such database.

(g) Adverse Event Reporting; Safety Data Exchange and Medical Inquiries. The Parties shall meet at a reasonable time prior to the first commercial sale of any Product to negotiate in good faith and agree on a process and procedure for sharing adverse event information pursuant to a written pharmacovigilance agreement (the “Safety Agreement”).

Section 3.2 Manufacturing.

(a) Infinity shall have the sole right to, and shall be solely responsible for the, Manufacture of commercial quantities of Products (other than FAAH Products), Infinity Assumed Products, Infinity Assumed In-Licensed Products and Opt-Out Products worldwide, either by itself or through an Affiliate or Service Provider. Infinity, on the one hand, and MICL or MMCO, on the other hand, shall meet a reasonable time prior to the initiation of the first Phase III Study for any Product to negotiate in good faith and agree upon a written supply agreement pursuant to which MICL or MMCO shall purchase, and Infinity shall supply, Products for sale by MICL and its Affiliates and Sublicensees in the applicable MICL Territory (the “Supply Agreement”). The Supply Agreement shall specify (i) the cost of Products, which shall not exceed Infinity’s fully-absorbed costs for such Products in accordance with U.S. GAAP, (ii) the remedies available to MICL in the event Infinity fails to supply Product to MICL in accordance with the terms and conditions of the Supply Agreement, including the right to Manufacture the relevant Products until such time as Infinity is able to fulfill its supply obligations under the Supply Agreement, (iii) indemnification obligations substantially similar to those set forth in Section 9.1, and (iv) on termination of this Agreement by Infinity pursuant to Sections 10.2(a), 10.2(b) or 10.2(d) or by MICL pursuant to Section 10.2(c), (A) Infinity shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of products at the price for which such product was sold to MICL by Infinity pursuant to the Supply Agreement; (B) Infinity may exercise such option by written notice to MICL during such thirty (30) day period; provided, however, that, in the event Infinity exercises such right to purchase such inventory, MICL shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names and logos of MICL contained therein for a period of twelve (12) months in order to sell such inventory; and (C) upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory; provided that, unless otherwise agreed by MICL, Infinity shall take possession of and pay for such inventory within sixty (60) days after Infinity’s exercise of such option to repurchase such inventory. In the event Infinity determines to solicit bids for the Manufacture of Products by a Third Party, Infinity shall use Commercially Reasonable Efforts to conduct a competitive bid process and shall consider in good faith any bids submitted by MICL and/or its Affiliates. If Infinity builds or purchases a factory, MICL shall not bear any costs with respect thereto other than the amortized costs thereof to the extent included in the fully-absorbed cost of goods (in accordance with U.S. GAAP) of the products purchased by MICL or its Affiliates.

(b) MMCO shall have the right to, and shall be responsible for the, Manufacture of commercial quantities of MICL Assumed Products and/or MICL Assumed In-Licensed Products worldwide, either by itself or through an Affiliate or Service Provider, in which case, at MICL’s request, Infinity shall provide to MMCO or its designee all information in its possession with respect to the Manufacture of such MICL Assumed Product and MICL Assumed In-Licensed Product. If MICL requests Infinity to Manufacture any such MICL Assumed Product or MICL Assumed In-Licensed Product, the Parties shall discuss in good faith mutually acceptable terms and conditions for such supply arrangement.

Section 3.3 Commercialization of Products.

(a) During the Term, Infinity, itself or through its Affiliates and Sublicensees, shall be solely responsible for Commercializing all Alliance Products (other than FAAH Products), In-Licensed Products, Opt-Out Products, Infinity Assumed Products and Infinity Assumed In-Licensed Products in the applicable Infinity Territory. Infinity shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of such Alliance Products, In-Licensed Products, Opt-Out Products, Infinity Assumed Products and Infinity Assumed In-Licensed Products in the applicable Infinity Territory. Infinity, by itself or through an Affiliate or Service Provider, shall use Commercially Reasonable Efforts to Commercialize Alliance Products, Opt-Out Products and Infinity Assumed Products in the Infinity Territory.

(b) During the Term, MICL, itself or through its Affiliates and Sublicensees, shall be solely responsible for Commercializing all Alliance Products (including all FAAH Products while they remain Alliance Products), In-Licensed Products, MICL Assumed Products and MICL Assumed In-Licensed Products in the applicable MICL Territory. MICL shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of such Alliance Products, In-Licensed Products, MICL Assumed Products and MICL Assumed In-Licensed Products in the applicable MICL Territory. MICL, by itself or through an Affiliate or Service Provider, shall use Commercially Reasonable Efforts to Commercialize Alliance Products and MICL Assumed Products in each country in the MICL Territory.

(c) During the Term, if a Party or any of its Affiliates wishes to launch, or authorize a Third Party to launch, a generic version of any Product or file, or authorize a Third Party to file, an ANDA based on a Regulatory Approval for a Product, such Party shall propose such launch or filing with the other Party and, if the Parties agree to conduct or authorize such launch or filing, the Parties shall prepare and agree upon a plan with respect thereto (which plan shall specify all applicable terms and conditions, including the equal sharing of net margins with respect to the relevant Product in such country, minus a reasonable distribution fee) and neither Party nor its Affiliates may conduct or authorize such launch or filing except in accordance with such agreed-upon plan.

Section 3.4 Global Branding; Product Trademarks. Notwithstanding the provisions of Section 3.3(b), and to the extent permitted by applicable Law:

(a) Infinity shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a plan for global branding strategy, including global messaging, for Products (other than FAAH Products) worldwide (the “Global Branding Plan”). To the extent Infinity determines to develop and utilize such Global Branding Plan, (i) MICL shall have the right to appoint a representative to participate with Infinity in the development of such Global Branding Plan, (ii) Infinity will consider in good faith any comments on the Global Branding Plan provided by such representative of MICL, and (iii) MICL shall use Commercially Reasonable Efforts to adhere to the Global Branding Plan in its Commercialization of Products.

(b) Subject to obtaining necessary Regulatory Approvals, MICL shall Commercialize each Product (other than FAAH Products) in the MICL Territory under the product name and related trademarks selected by Infinity (“Product Trademarks”). All uses of the Product Trademarks to identify and/or in connection with the Commercialization of Products in the MICL Territory shall be reviewed by Infinity and shall be in accordance with Regulatory Approvals and all applicable Laws. The Product Trademarks under which Products are marketed or sold (other than MICL’s corporate trademarks or trade names) shall be used by MICL only pursuant to the terms of this Agreement to identify and in connection with the Commercialization of Products, and shall not be used by MICL to identify or in connection with the marketing of any other products. Infinity shall own and retain all rights to, and have the sole right to prepare, file, prosecute and maintain, such Product Trademarks (together with all goodwill associated therewith) in the applicable Infinity Territory at its own expense, and MICL shall own and retain all rights to, and have the sole right to prepare, file, prosecute and maintain, such Product Trademarks (together with all goodwill associated therewith) in the applicable MICL Territory at its own expense. MICL shall own any rights to any Internet domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address, under top level domains that are specific to the countries in the MICL Territory in which MICL has the right to Commercialize the Product most closely associated with such Product Trademark, and Infinity shall own rights to any Internet domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address under any other top level domains; provided, that, the Parties shall each be responsible for fifty percent (50%) of the costs incurred by Infinity with respect to Internet domain names or URLs under non-country-specific top level domains (such as “.com”). MICL shall own all product name and related trademarks for FAAH Products in the applicable MICL Territory, and all Internet domain names incorporating such product name and trademark or any variation or part of any such product name or trademark as its URL address or any part of such address, and shall be responsible for one hundred percent (100%) of the costs with respect thereto.

Section 3.5 Information Sharing. Each Party shall, on an annual basis no later than October 1 of each year after the first commercial sale of a Product, provide a report to the other Party detailing the Commercializing Party’s plans for the Commercialization of such Product in the MICL Territory or Infinity Territory, as applicable, to the extent reasonably necessary or desirable to enable the other Party to (a) discuss with the Commercializing Party any concerns regarding any potential adverse regulatory or safety impact of any post-Regulatory Approval study conducted in accordance with Section 2.2(d) and (b) ensure consistency of such plan with the Global Branding Plan. Each such report shall include the following items in connection with the Commercialization of Product in the MICL Territory or Infinity Territory, as applicable: (i) a description of the short- and long-term vision for the Product and Product positioning; (ii) a description of any promotional materials and campaigns, including publication plans used in connection with the promotion of the Product; and (iii) information concerning the plans for the conduct of any post-Regulatory Approval studies for the Product conducted in accordance with Section 2.2(d).

ARTICLE IV

GRANT OF LICENSES

Section 4.1 License Grant to MICL.

(a) Subject to the terms and conditions of this Agreement, Infinity, on behalf of itself and its Affiliates, hereby grants to MICL during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.2) license or sublicense, as applicable, under the Infinity Know-How, Infinity Patent Rights and Product Trademarks to Commercialize Products in the applicable MICL Territory.

(b) Subject to the terms and conditions of this Agreement, Infinity, on behalf of itself and its Affiliates, hereby grants to MICL during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.2) license or sublicense, as applicable, under the Infinity Know-How, Infinity Patent Rights and Product Trademarks to Develop, Manufacture and Commercialize MICL Assumed Products and MICL Assumed In-Licensed Products in the applicable MICL Territory.

(c) Subject to the terms and conditions of this Agreement, in the event MICL assumes responsibility for the Development, Manufacturing and Commercialization of FAAH Products in accordance with Section 2.8, Infinity, on behalf of itself and its Affiliates, hereby grants to MICL during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.2) license or sublicense, as applicable, under the Infinity Know-How and Infinity Patent Rights to Develop and Manufacture FAAH Products in the applicable MICL Territory.

Section 4.2 MICL Sublicense Rights.

(a) MICL shall have the right, on a product-by-product and country-by-country basis, to grant sublicenses under the licenses to Infinity Know-How and Infinity Patent Rights granted to MICL under Section 4.1 to any of its Affiliates and, subject to Sections 4.2(b) and 4.2(c), to Third Parties.

(b) In the event that MICL desires to commence negotiations with any Third Party (other than Service Providers) to license and/or sublicense all or a portion of MICL’s Program Rights with respect to a Product, MICL shall promptly notify Infinity of its intent to enter into such a transaction, identifying the specific Program Rights that will be the subject of such transaction. Within thirty (30) days after receipt of such notification, Infinity shall notify MICL in writing either that (i) Infinity is interested in negotiating an agreement with respect to such Program Rights or (ii) Infinity has no interest and therefore waives its right of first negotiation with respect to such Program Rights. If Infinity notifies MICL in writing within such thirty (30) day period that Infinity desires to negotiate an agreement with respect to such Program Rights, the Parties shall negotiate in good faith for up to sixty (60) days from the date of such notification, or such longer period as agreed between the Parties, regarding the then-current and planned capabilities of Infinity with respect to such Program Rights and the terms pursuant to which the Parties would enter into a transaction with respect to such Program Rights. Failure by Infinity to give written notice of its interest or lack of interest in negotiating for such agreement within thirty (30) days after receipt of written notice from MICL as described in the first sentence of this Section 4.2(b) shall be deemed to constitute a waiver by Infinity of its right of first negotiation with respect to such Program Rights. In addition, failure of the Parties to execute a written agreement with respect to such Program Rights within such sixty (60) day negotiation period (or such longer period as agreed between the Parties) shall result in the termination of such right of first negotiation with respect to such Program Rights. If Infinity waives its right of first negotiation with respect to such Program Rights or, following Infinity’s exercise of its right of first negotiation with respect to such Program Rights, the Parties fail to enter into a written agreement with respect thereto during the negotiation period set forth in this Section 4.2(b), then MICL shall, subject to Section 4.2(c), be free to enter into a transaction for such Program Rights with a Third Party.

(c) Any permitted license or sublicense of MICL’s Program Rights granted by MICL to a Third Party (including further sublicenses of such rights) shall be subject to Infinity’s prior written consent, which shall not be unreasonably withheld or delayed. MICL shall provide Infinity with a copy of any license or sublicense agreement within five (5) Business Days after execution thereof. Each license or sublicense of MICL’s Program Rights granted by MICL shall be consistent with the terms and conditions of this Agreement, and MICL shall guarantee the performance of its Affiliates and Sublicensees with respect to any license or sublicense granted pursuant to this Section 4.2.

Section 4.3 Freedom to Operate. MICL hereby represents and warrants that, as of the Effective Date, IPI-926 and the formulation thereof disclosed in the IND therefor does not infringe any Know-How or intellectual property right owned or controlled by MICL or its Affiliates. Should Infinity desire, at any time after the Effective Date, to obtain a covenant from MICL and its Affiliates not to assert against Infinity and its Affiliates, or any of their Service Providers or customers (but not Sublicensees), any Know-How or intellectual property right owned or controlled by MICL or its Affiliates in connection with the (a) Development or Manufacture of Products, Opt-Out Products, Infinity Assumed Products, Infinity Assumed In-Licensed Products and Terminated In-Licensed Products anywhere in the world, or (b) Commercialization in the Infinity Territory, of Products, Opt-Out Products, Infinity Assumed Products, Infinity Assumed In-Licensed Products and Terminated In-Licensed Products, Infinity shall notify MICL thereof and MICL shall, and shall cause its Affiliates to, consider such request in good faith at MICL’s commercially reasonable discretion.

Section 4.4 License Grant to Infinity. Subject to the terms and conditions of this Agreement, MICL, on behalf of itself and its Affiliates, hereby grants to Infinity during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.5) license or sublicense, as applicable, under the MICL Know-How and MICL Patent Rights to (a) Develop and Manufacture Products, Opt-Out Products, Infinity Assumed Products, Infinity Assumed In-Licensed Products and Terminated In-Licensed Products anywhere in the world, and (b) to Commercialize Products, Opt-Out Products, Infinity Assumed Products, Infinity Assumed In-Licensed Products and Terminated In-Licensed Products in the applicable Infinity Territory.

Section 4.5 License and Sublicense Grants to Third Parties by Infinity.

(a) In the event that Infinity desires to commence negotiations with any Third Party (other than Service Providers) to license and/or sublicense all or a portion of Infinity’s Program Rights with respect to Products, Infinity shall promptly notify MICL of its intent to enter into such a transaction, identifying the specific Program Rights that will be the subject of such transaction. Within thirty (30) days after receipt of such notification, MICL shall notify Infinity in writing either that (i) MICL is interested in negotiating an agreement with respect to such Program Rights or (ii) MICL has no interest and therefore waives such right of first negotiation with respect to such Program Rights. If MICL notifies Infinity in writing within such thirty (30) day period that MICL desires to negotiate an agreement with respect to such Program Rights, the Parties shall negotiate in good faith for up to sixty (60) days from the date of such notification, or such longer period as agreed between the Parties, regarding the then-current and planned capabilities of MICL with respect to such Program Rights and the terms pursuant to which the Parties would enter into a transaction with respect to such Program Rights. Failure by MICL to give written notice of its interest or lack of interest in negotiating for such agreement within thirty (30) days after receipt of written notice from Infinity as described in the first sentence of this Section 4.5 shall be deemed to constitute a waiver by MICL of its right of first negotiation with respect to such Program Rights. In addition, failure of the Parties to execute a written agreement with respect to such Program Rights within such sixty (60) day negotiation period (or such longer period as agreed between the Parties) shall result in the termination of such right of first negotiation with respect to such Program Rights. If MICL waives its right of first negotiation with respect to such Program Rights or, following MICL’s exercise of its right of first negotiation with respect to such Program Rights, the Parties fail to enter into a written agreement with respect thereto during the negotiation period set forth in this Section 4.5(a), then Infinity shall, subject to Section 4.5(b), be free to enter into a transaction for such Program Rights with a Third Party.

(b) Any permitted license or sublicense of Infinity’s Program Rights granted by Infinity to a Third Party (including further sublicenses of such sublicenses) shall be subject to MICL’s prior written consent, which shall not be unreasonably withheld or delayed. Infinity shall provide MICL with a copy of any license or sublicense agreement within five (5) Business Days after execution thereof. Each license or sublicense of Infinity’s Program Rights granted by Infinity shall be consistent with all the terms and conditions of this Agreement, and Infinity shall guarantee the performance of its Affiliates and Sublicensees with respect to any license or sublicense granted pursuant to this Section 4.5.

Section 4.6 No Other Rights. Any rights of Infinity or its Affiliates in any Know-How or intellectual property rights not expressly granted to MICL or its Affiliates under the provisions of this Agreement or the FUSA Agreement shall be retained by Infinity or its Affiliates, and any rights of MICL or its Affiliates in any Know-How or intellectual property rights not expressly granted to Infinity under the provisions of this Agreement or the FUSA Agreement shall be retained by MICL or its Affiliates. All licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 4.7 Licensor Rights. The rights, licenses and sublicenses granted by Infinity to MICL in this Agreement are subject to the terms and conditions of Infinity’s agreements with its licensors, including those set forth in Sections 1.4, 2.2 (including the terms set forth in Sections 2.2(d) and (e), which are hereby incorporated by reference), 2.3, 4, 5.1, 5.3 and 8 of the License Agreement between Infinity and Johns Hopkins University, effective May 30, 2008 (the “JHU Agreement”). The rights, licenses and sublicenses granted by MICL to Infinity in this Agreement are subject to the terms and conditions of MICL’s agreements with its licensors.

Section 4.8 In-Licensed Programs. In the event that, with respect to any oncology research or Development program in-licensed or otherwise acquired by MICL or its Affiliates from a Third Party, MICL or such Affiliate desires to commence negotiations with any Third Party (other than Service Providers) to grant Development or U.S. Commercialization rights under such program, then MICL shall, or shall cause such Affiliate to, promptly notify Infinity of its intent to enter into such a transaction, identifying the program that will be the subject of such transaction and a summary of any other relevant terms applicable to such transaction. Within thirty (30) days after receipt of such notification, Infinity shall notify MICL or such Affiliate in writing either that (i) Infinity is interested in negotiating an agreement with respect to such program or (ii) Infinity has no interest and therefore waives such right of first negotiation with respect to such program. If Infinity notifies MICL or such Affiliate within thirty (30) days that Infinity desires to negotiate an agreement with respect to such program, Infinity and MICL or such Affiliate, as applicable, shall negotiate in good faith for up to sixty (60) days from the date of such notification, or such longer period as agreed between the Parties, regarding the then-current and planned capabilities of Infinity with respect to such program and the terms pursuant to which Infinity and MICL or such Affiliate, as applicable, would enter into a transaction with respect to such program. Failure by Infinity to give notice of its interest or lack of interest in negotiating for such agreement within thirty (30) days after receipt of written notice from MICL or such Affiliate as described in the first sentence of this Section 4.8 shall be deemed to constitute a waiver by Infinity of its right of first negotiation with respect to such program. In addition, failure of Infinity and MICL or such Affiliate, as applicable, to execute a written agreement with respect to such program within such sixty (60) day negotiation period (or such longer period as agreed between Infinity and MICL or such Affiliate, as applicable) shall result in the termination of such right of first negotiation with respect to such program. If Infinity waives its right of first negotiation with respect to such program or such right of first negotiation terminates with respect to any such program, then MICL or such Affiliate shall be free to enter into a transaction for such program with a Third Party.

Section 4.9 Section 365(n). All rights and licenses granted under or pursuant to any section of this Agreement (including the Infinity Know-How which is preclinical and clinical data generated with respect to Products in the course of the Research Program) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, as now or hereafter in effect (the “U.S. Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Each Party agrees that the other Party, to the extent that it is a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against one Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided that such other Party continues to fulfill its obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the other Party, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding, upon written request therefor by the other Party. The foregoing is without prejudice to any rights that either Party may have arising under the U.S. Bankruptcy Code or other applicable Law.

Section 4.10 Rights of Reference. Any license granted pursuant to Section 4.1 or 4.4 shall include a right of reference under the applicable INDs, NDAs and Regulatory Approvals to the extent necessary for the licensed Party to exercise such license rights.

Section 4.11 Exclusivity. During the Term, neither Party nor any of its Affiliates shall Develop, Manufacture or Commercialize Products or Related Products except as set forth in this Agreement or the FUSA Agreement.

ARTICLE V

FINANCIAL PROVISIONS

Section 5.1 Research Funding.

(a) Except as set forth in Section 5.1(b), MICL shall fund one hundred percent (100%) of the Research and Development Expenses incurred by Infinity under the Research Plan with respect to (i) each Discovery Project and (ii) each Product that has not reached the Transition Date. MICL shall also fund fifty percent (50%) of the Research and Development Expenses incurred by Infinity under the Research Plan for each Product that has passed the Transition Date. On or prior to the fifth (5th) Business Day after January 1, 2009, MICL shall pay Infinity a Quarterly Research Fee for the first calendar quarter of the Research Program. Thereafter, on the first day of each calendar quarter during the Research Program Term, MICL shall pay Infinity a Quarterly Research Fee for the current calendar quarter of the Research Program Term. As used in this Agreement, “Quarterly Research Fee” means one-fourth ( 1/4) of the budget set forth for the relevant calendar year in the applicable Research Plan. To the extent any Research and Development Funding provided by MICL in any calendar year pursuant to this Section 5.1(a) exceeds actual Research and Development Expenses incurred by Infinity in such year, such excess amount shall be applied toward any funding obligation that MICL may have to Infinity with respect to Research and Development Expenses in the following calendar year. At the end of the Research Program Term, Infinity shall deliver a report to MICL detailing, on a Product-by-Product and Discovery Project-by-Discovery Project basis, the total Research and Development Expenses incurred by Infinity under the Research Program.

(b) Notwithstanding the provisions of Section 5.1(a), the following Research and Development Expenses incurred by Infinity prior to the applicable Transition Date to prepare and to conduct a Phase III Study for the relevant Product shall be shared equally by the

Parties: expenses incurred by a contract research organization in preparation for a Phase III Study, including (i) clinical, regulatory and safety management; (ii) investigator meetings; (iii) packaging, labeling, storage and distribution of clinical drug supply; (iv) medical writing; and (v) information technology and telecommunications systems infrastructure and services.

Section 5.2 MICL Royalty Payments.

(a) Alliance Products Other than FAAH Products. Except with respect to FAAH Products, on an Alliance Product-by-Alliance Product basis, MICL shall pay to Infinity royalties on Net Sales of each such Alliance Product in the MICL Territory as follows:

Calendar Year Net Sales of such Alliance Product	Royalty Rate
Less than or equal to US$250,000,000	10%

Greater than US$250,000,000 and less than or equal to US$500,000,000	15%

Greater than US$500,000,000	20%

Once Net Sales of the applicable Alliance Product in the MICL Territory during a calendar year reach the second or third threshold specified above, then the royalty rate set forth for such threshold shall apply to all Net Sales of such Alliance Product in such calendar year.

For example, if, during the first calendar quarter of a year, the Net Sales of an Alliance Product in the MICL Territory is US$200,000,000, then MICL shall pay a royalty rate of 10% on such Net Sales, resulting in a payment of US$20,000,000. If, during the second calendar quarter of such year, the Net Sales of such Alliance Product in the MICL Territory is US$200,000,000, so that the cumulative Net Sales for such Alliance Product during such year-to-date is US$400,000,000, then the 15% royalty rate shall apply retroactively to all Net Sales during such calendar year, resulting in a payment of US$40,000,000 for such calendar quarter (i.e., US$60,000,000 minus the US$20,000,000 paid for the first calendar quarter).

(b) FAAH Products. MICL shall pay to Infinity royalties on Net Sales of FAAH Products in the applicable MICL Territory as follows:

Calendar Year Net Sales of FAAH Products	Royalty Rate
Less than or equal to US$150,000,000	10%

Greater than US$150,000,000 and less than or equal to US$300,000,000	15%

Greater than US$300,000,000	20%

Once Net Sales of FAAH Products in the MICL Territory during a calendar year reach the second or third threshold specified above, then the royalty rate set forth for such threshold shall apply to all Net Sales of FAAH Products in the MICL Territory in such calendar year.

(c) No Royalties on In-Licensed Products. Notwithstanding the foregoing, MICL shall have no obligation to pay Infinity a royalty on Net Sales of In-Licensed Products, Assumed In-Licensed Products or Terminated In-Licensed Products.

Section 5.3 Infinity Royalties to MICL.

(a) Research and Development Funding Recovery. Infinity shall pay to MICL a royalty of five percent (5%) of Net Sales of Alliance Products and Opt-Out Products in the applicable Infinity Territory until such time as MICL has recovered (i) one hundred percent (100%) of all Research and Development Funding paid to Infinity (A) for Discovery Projects and (B) for each Alliance Product and Opt-Out Product, prior to the Transition Date for such Alliance Product and Opt-Out Product, and (ii) fifty percent (50%) of any clinical study costs and expenses borne by MICL pursuant to, and subject to the conditions of, Section 2.2(d).

(b) Alliance Products. After MICL has recovered one hundred percent (100%) of the amounts described in Section 5.3(a), Infinity shall pay to MICL a royalty, on an Alliance Product-by-Alliance Product basis, on annual Net Sales of such Alliance Product (other than FAAH Products) in the Infinity Territory at the following rates:

Calendar Year Net Sales of Alliance Product	Royalty Rate
Less than or equal to US$250,000,000	1%

Greater than US$250,000,000 and less than or equal to US$500,000,000	2%

Greater than US$500,000,000	3%

Once Net Sales of the applicable Alliance Product in the applicable Infinity Territory during a calendar year reach the second or third threshold specified above, then the royalty rate set forth for such threshold shall apply to all Net Sales of such Alliance Product in such calendar year.

For example, if, during the first calendar quarter of a year, the Net Sales of an Alliance Product in the Infinity Territory is US$200,000,000, then Infinity shall pay a royalty rate of 1% on such Net Sales, resulting in a payment of US$2,000,000. If, during the second calendar quarter of such year, the Net Sales of such Alliance Product in the Infinity Territory is US$200,000,000, so that the cumulative Net Sales for such Alliance Product during such year-to-date is US$400,000,000, then the 2% royalty rate shall apply retroactively to all Net Sales during such calendar year, resulting in a payment of US$6,000,000 for such calendar quarter (i.e., US$8,000,000 minus the US$2,000,000 paid for the first calendar quarter).

(c) Opt-Out Products. After MICL has recovered one hundred percent (100%) of the amounts described in Section 5.3(a), Infinity shall pay to MICL a royalty, on an Opt-Out Product-by-Opt-Out Product basis, on annual Net Sales of Opt-Out Products in the Infinity Territory at the following rates based on the stage of Development of the applicable Opt-Out Product on the date such Opt-Out Product became an Opt-Out Product:

Stage of Development of Opt-Out Product	Royalty Rate
From selection of Development Candidate up to dosing of first patient in a Phase II Study	1%

From dosing of first patient in a Phase II Study up to dosing of first patient in a Phase III Study	3%

After dosing of first patient in a Phase III Study	5%

(d) No Royalties on In-Licensed Products. Notwithstanding the foregoing, Infinity shall have no obligation to pay MICL a royalty on Net Sales of In-Licensed Products, Assumed In-Licensed Products or Terminated In-Licensed Products.

Section 5.4 Duration of Royalty Payments; Royalty Reduction.

(a) Duration of Royalty Payments. The royalties payable under Sections 2.7(b)(ii), 5.2 and 5.3 shall be paid on a country-by-country basis on each Royalty Bearing Product until the expiration of the applicable Royalty Term in such country. Upon the expiration of the Royalty Term applicable to any Royalty Bearing Product in any country, the Royalty-Paying Party’s licenses under Section 4.1 or 4.4, as applicable, with respect to such Royalty Bearing Product in such country shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses.

(b) Regulatory Exclusivity. On a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, if the sole basis for the continuance of a Royalty Term is the existence of Regulatory Exclusivity, the applicable royalty under Section 5.2 and/or Section 5.3 shall be reduced by fifty percent (50%).

(c) Third Party Royalty Obligations. If the Royalty Paying Party (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to Manufacture (if the Royalty Paying Party has the right to do so) or Commercialize (in the case of either Party) a Royalty Bearing Product in a country in the Infinity Territory or MICL Territory, as applicable, and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of future sales of any Royalty Bearing Product in a country in the Infinity Territory or MICL Territory, as applicable, then the amount of the Royalty Paying Party’s royalty payments under Section 5.2 or 5.3 with respect to Net Sales for such Royalty Bearing Product, as applicable, in such country shall be reduced by seventy-five percent (75%) of the amount paid by the Royalty Paying Party to such Third Party that is reasonably and appropriately allocable to, as applicable, such Royalty Bearing Product; provided, however, that in no event will a deduction, or deductions, under this Section 5.4(c) reduce any royalty payment made by the Royalty Paying Party in respect of Net Sales of such Royalty Bearing Product pursuant to Sections 5.2 or 5.3 by more than fifty percent (50%).

Section 5.5 Royalties Payable Only Once. The Royalty Paying Party’s obligation to pay royalties under Sections 2.7(b)(ii), 5.2 or 5.3, as applicable, are imposed only once with respect to the same unit of Royalty Bearing Product, including by reason of such Royalty Bearing Product being Covered by more than one Valid Claim of Infinity Patent Rights or MICL Patent Rights.

Section 5.6 Royalty Reports and Accounting.

(a) Royalty Reports; Royalty Payments. The Royalty Paying Party shall deliver to the Royalty Receiving Party, within thirty (30) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Royalty Bearing Products that are subject to royalty payments due to the Royalty Receiving Party for such calendar quarter. Such accountings shall be Confidential Information of the Royalty Paying Party unless otherwise excluded by Section 6.1(b). Such quarterly reports shall indicate (i) gross sales and Net Sales (including reasonable detail for deductions from gross sales to Net Sales) on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, and (ii) the calculation of royalties from such gross sales and Net Sales. When the Royalty Paying Party delivers such accounting to the Royalty Receiving Party, the Royalty Paying Party shall also deliver all royalty payments due under Section 2.7(b)(ii), 5.2 or 5.3, as applicable, to the Royalty Receiving Party for the calendar quarter.

(b) Audits.

(i) The Royalty Paying Party shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales and all underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 2.7(b)(ii), 5.2 and 5.3. For the sole purpose of verifying amounts payable to the Royalty Receiving Party, the Royalty Receiving Party shall have the right annually, at the Royalty Receiving Party’s expense, to retain an independent certified public accountant selected by the Royalty Receiving Party and reasonably acceptable to the Royalty Paying Party, to review such records in the location(s) where such records are maintained by the Royalty Paying Party, its Affiliates and Sublicensees upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the Royalty Paying Party prior to conducting such audit. Such representatives shall disclose to each of MICL and Infinity only their conclusions regarding the accuracy of royalty payments and of records related thereto. The right to audit any royalty report shall extend for three (3) years from the end of the calendar year in which the royalty report was delivered. Each royalty report shall be subject only to one such audit. The Royalty Paying Party shall, within thirty (30) days after the Parties’ receipt of the audit report, pay the Royalty Receiving Party the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 5.9. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, the Royalty Receiving Party shall be entitled to have the Royalty Paying Party reimburse the Royalty Receiving Party’s reasonable out-of-pocket costs of such review. The Royalty Receiving Party shall, within thirty (30) days after the Parties’ receipt of the audit report, return to the Royalty Paying Party any overpayment revealed by such audit.

(ii) Infinity shall keep complete and accurate records of its Research and Development Expenses reimbursable by MICL in accordance with Section 5.1. For the sole purpose of verifying the Research and Development Funding paid to Infinity pursuant to Section 5.1, MICL shall have the right annually (after the completion of any annual comparison of Research and Development Funding to actual Research and Development Expenses), at MICL’s expense, to retain an independent certified public accountant selected by MICL and reasonably acceptable to Infinity, to review the quarterly report and backup records in the location(s) where such records are maintained by Infinity or its Affiliates upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Infinity prior to conducting such audit. Such representatives shall disclose to each of MICL and Infinity only their conclusions regarding the accuracy of actual Research and Development Expenses and of records related thereto. The right to audit any Research and Development Expenses shall extend for three (3) years from the end of the calendar year in which the quarterly report relating to such expenses was delivered to MICL in accordance with Section 2.3(a). Each quarterly report shall be subject only to one such audit. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay MICL the amount of any overpayment revealed by such audit together with interest calculated in the manner provided in Section 5.9 unless such amount is carried forward as described in Section 5.1(a). If the overpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, MICL shall be entitled to have Infinity reimburse MICL’s reasonable out-of-pocket costs of such review. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay any such overpayment amount to MICL or notify MICL that it will set-off any such overpayment against the following year’s Research and Development Expenses reimbursable by MICL in accordance with Section 5.1. MICL shall, within thirty (30) days after the Parties’ receipt of the audit report, pay to Infinity any underpayment revealed by such audit.

Section 5.7 Currency Exchange. All payments to a Party hereunder shall be made in US Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than US Dollars), a Party shall convert any amount expressed in a foreign currency into US Dollar equivalents, calculated using the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, on the last Business Day of the applicable calendar quarter (i) with respect to Net Sales, for the calendar quarter in which such sales were made and (ii) for any other amounts.

Section 5.8 Tax Withholding. Any income or other taxes which a paying Party is required by Law to pay or withhold on behalf of a receiving Party with respect to any payments payable to a receiving Party under this Agreement shall be deducted from the amount of such payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party. Any such tax required by applicable Law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party. The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

Section 5.9 Late Payments. Without limiting any other rights or remedies available to a Party hereunder, if the paying Party does not pay any amount due on or before the due date, the paying Party shall pay to such Party interest on any such amounts from and after the date such payments are due under this Agreement at a rate per annum equal to the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition, plus three (3) percentage points or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information.

(a) In connection with the performance of their respective obligations under this Agreement, each Party or its Affiliates (the “Disclosing Party”) may disclose certain confidential information to the other Party or its Affiliates (the “Recipient”) (such information, “Confidential Information”). During the Term and for a period of ten (10) years thereafter, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its directors, officers, employees, consultants, advisors and Service Providers who are obligated to maintain the confidential nature of such Confidential Information. In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party (i) in exercising the Recipient’s rights and licenses granted hereunder (including exercising these rights to discuss with Third Parties sublicensing opportunities) or to fulfill its obligations and/or duties hereunder; provided, that such disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Section 6.1 and (ii) subject to Section 6.1(c), in prosecuting or defending litigation, complying with applicable Law and/or submitting information to tax or other Governmental Authorities. Confidential Information includes all Confidential Information (as defined in the Prior Confidentiality Agreement) disclosed pursuant to the Prior Confidentiality Agreement.

(b) The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure under this Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates, potential Sublicensees or Sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient at the time of receipt from Disclosing Party as documented by Recipient’s records.

(c) In addition, the Recipient may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable Laws or a court or administrative order; provided, that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d) Notwithstanding the obligations in Section 6.1(a), a Party may disclose Confidential Information of the other Party, if such disclosure:

(i) is made to Governmental Authorities or other Regulatory Authorities in order to obtain Patent Rights or to gain or maintain approval (A) to conduct clinical trials with respect to products as provided hereunder or (B) to market products as provided hereunder, but such disclosure may be only to the extent reasonably necessary to obtain such Patent Rights or authorizations;

(ii) is made to its Affiliates, Sublicensees, agents, consultants, or other Third Parties (including Service Providers) for the Development, Manufacture or Commercialization of products as provided hereunder or under the FUSA Agreement, or in connection with an assignment of this Agreement or under the FUSA Agreement, a licensing transaction related to products under this Agreement or under the FUSA Agreement or a loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or

(iii) consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.

Section 6.2 Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a) Except as required by judicial order or applicable Law or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, Infinity may issue a press release, in the form attached as Schedule C, within one (1) Business Day after the Effective Date, in connection with any disclosures required by applicable Law, to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b) Notwithstanding the terms of this Article VI, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.2(b), the Parties will consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure. If a Party wishes to disclose this Agreement or any of the terms hereof in accordance with this Section 6.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party; provided, that the disclosing Party shall always be entitled to comply with legal requirements, including the requirements of the SEC.

(c) Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential Sublicensees or to permitted assignees, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 6.2(c).

(d) For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure if the contents of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

The provisions of this Article VII are subject to the terms of any Third Party agreement applicable to the Infinity Patent Rights or MICL Patent Rights licensed to, as applicable, Infinity or MICL thereunder.

Section 7.1 Ownership of Inventions.

(a) Inventions. All Know-How conceived, reduced to practice or otherwise created solely by employees, agents and consultants of a Party or its Affiliates in the course of the Research Program or the other activities under this Agreement shall be owned exclusively by such Party. All Joint Know-How, and all Patent Rights claiming such Joint Know-How (“Joint Patent Rights”) shall be owned jointly by Infinity and MICL on the basis of an undivided interest without a duty to account to the other Party. Notwithstanding anything to the contrary herein, each Party shall have the right to use such Joint Know-How and Joint Patent Rights, or sell, license or otherwise transfer such Joint Know-How and Joint Patent Rights to its Affiliates or any Third Party, without the consent of the other Party, if such use, sale, license or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement. For the sake of clarity, neither Infinity nor MICL may, without the prior written consent of the other Party, sell, license or otherwise transfer its rights in the MICL Territory or Infinity Territory, respectively, in any Joint Know-How or Joint Patent Right covering any Product in which the other Party retains its Program Rights.

(b) Inventorship. The determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship, except to the extent otherwise determined by an applicable Governmental Authority.

Section 7.2 Prosecution and Maintenance of Patent Rights. Each Party shall have the sole right to prepare, file, prosecute and maintain all Patent Rights Controlled by such Party and Infinity shall have the sole right to prepare, file, prosecute and maintain all Joint Patent Rights. All such costs associated with the preparation, filing, prosecution and maintenance of Patent Rights licensed hereunder shall be considered Research and Development Expenses. Each Party prosecuting such Patent Rights shall provide to the other Party, sufficiently in advance for such other Party to review and meaningfully comment, copies of all patent applications and other material submissions to be made to any patent authorities pertaining to such Patent Rights, and the prosecuting Party shall give due consideration to such other Party’s comments. The prosecuting Party shall also promptly provide to such other Party copies of all office actions and other material correspondence received from any patent authorities pertaining to such Patent Rights. The prosecuting Party shall also file all such Patent Rights in any countries for which such other Party has relevant Commercialization rights hereunder as requested by such other Party. At any time, the non-prosecuting Party may elect in writing to cease paying patent expenses with respect to any Patent Right of the prosecuting Party in any country of such non-prosecuting Party’s territory, whereupon the rights and licenses granted to such non-prosecuting Party hereunder with respect to such Patent Right of such prosecuting Party in such country shall terminate and shall no longer be deemed an “Infinity Patent Right” or “MICL Patent Right”, as applicable, for purposes of this Agreement.

Section 7.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of an Infinity Patent Right or MICL Patent Right (“Licensed IP Infringement”) Covering a Product, Opt-Out Product, Assumed Product, Assumed In-Licensed Product or Terminated In-Licensed Product in the MICL Territory or Infinity Territory, respectively, including any certification regarding any Infinity Patent Right or MICL Patent Right Covering such a product that such Party receives pursuant to 21 U.S.C. §§355(b)(2)(A)(iv) or 21 U.S.C. §§355(j)(2)(A)(vii)(IV) or such similar laws as may exist in jurisdictions other than the United States (a “Paragraph IV Notice”) (which Paragraph IV

Notice shall be provided to the other Party within five (5) Business Days after receipt thereof), or (ii) known or suspected unauthorized use or misappropriation of Infinity Know-How or MICL Know-How, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

(b) Infringement Action.

(i) Infinity Patent Rights.

(A) Infinity shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Infinity Know-How and Infinity Patent Rights, including the Joint Know-How and Joint Patent Rights.

(B) To the extent that any Licensed IP Infringement pertains to Infinity Patent Rights and/or Joint Patent Rights Covering a Product, MICL Assumed Product or MICL Assumed In-Licensed Product in the applicable MICL Territory:

(1) Infinity shall give MICL advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2) If Infinity does not file such suit or take such action within the shorter of (y) six (6) months after Infinity becomes aware of such Licensed IP Infringement (or twenty (20) Business Days after Infinity receives the relevant Paragraph IV Notice) or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 7.5, MICL shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect the Infinity Patent Rights against such Licensed IP Infringement.

(3) If Infinity initiates a suit or takes such other action pursuant to this subsection (B), Infinity shall use counsel reasonably acceptable to MICL. MICL shall bear all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B). When calculating any royalties due hereunder to Infinity with respect to such product, MICL may deduct from Net Sales with respect to a calendar quarter all reasonable out-of-pocket litigation expenses incurred by MICL in the defense of such Licensed IP Infringement during such calendar quarter; provided, however, that (y) in no event will a deduction under this Section 7.3(b)(i)(B) reduce Net Sales by more than fifty percent (50%) with respect to such calendar quarter and (z) any deduction that is not usable pursuant to subclause (y) may be carried forward for use in a future period.

(ii) MICL Patent Rights.

(A) MICL shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the MICL Know-How and MICL Patent Rights, excluding the Joint Know-How and Joint Patent Rights.

(B) To the extent that any Licensed IP Infringement pertains to MICL Patent Rights Covering a Product, Opt-Out Product, Infinity Assumed Product, Infinity Assumed In-Licensed Product or Terminated In-Licensed Product in the applicable Infinity Territory:

(1) MICL shall give Infinity advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2) If MICL does not file such suit or take such action within the shorter of (y) six (6) months after MICL becomes aware of such Licensed IP Infringement (or twenty (20) Business Days after MICL receives the relevant Paragraph IV Notice) or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 7.5, Infinity shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect such MICL Patent Rights against such Licensed IP Infringement.

(3) If MICL initiates a suit or takes such other action pursuant to this subsection (B), MICL shall use counsel reasonably acceptable to Infinity. Infinity shall bear all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B). When calculating any royalties due hereunder to MICL with respect to such product, Infinity may deduct from Net Sales with respect to a calendar quarter all reasonable out-of-pocket litigation expenses incurred by Infinity in the defense of such Licensed IP Infringement during such calendar quarter; provided, however, that (y) in no event will a deduction under this Section 7.3(b)(ii)(B) reduce Net

Sales by more than fifty percent (50%) with respect to such calendar quarter and (z) any deduction that is not usable pursuant to subclause (y) may be carried forward for use in a future period.

(c) Conduct of Action; Costs. Except as expressly provided in Section 7.3(b), the Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 7.3. If required under applicable Law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit at the expense of the Party required to bear the cost of such suit pursuant to this Section 7.3. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such other Party and the Party initiating suit shall, except as expressly provided in Section 7.3(b), reimburse such other Party’s reasonable out-of-pocket expenses incurred in rendering such assistance. Except as expressly provided in Section 7.3(b), the Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 7.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any suit described in Section 7.3(b)(i)(B) or 7.3(b)(ii)(B) by its own counsel at its own expense. The Party initiating suit as provided in Section 7.3(b)(i)(B) or 7.3(b)(ii)(B) shall (i) keep the other Party promptly informed, (ii) from time to time consult with the other Party regarding the status of any such suit or action, (iii) provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action, and (iv) cannot, without such other Party’s consent, settle such suit in any manner which would (A) have an adverse effect on such other Party’s Patent Rights or such other Party’s Program Rights hereunder or (B) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party).

(d) Recoveries. To the extent that any such suit or action pertains to any Royalty-Bearing Product, any recovery obtained as a result of any proceeding described in this Section 7.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 7.4, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;

(ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and

(iii) third, any remainder shall be paid to the Party with the Commercialization rights under this Agreement with respect to such Royalty Bearing Product in the relevant country, and shall be considered Net Sales subject to the payment of the relevant royalty to the other Party pursuant to Sections 2.7(b)(ii), 5.2 or 5.3.

Section 7.4 Claimed Infringement. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, a Party, or any of its Affiliates or Sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of the research, Development, Manufacture, Commercialization or other use of a Product, Opt-Out Product, Terminated In-Licensed Product, Assumed Product or Assumed In-Licensed Product by such Party (a “Third Party Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. Subject to Section 7.5, the Party or its Affiliate or Sublicensee against which such Third Party Infringement Claim is brought shall have the sole right, but not the obligation, to defend such Third Party Infringement Claim. When calculating any royalties due hereunder to the other Party, the sued Party may deduct from Net Sales with respect to a calendar quarter (a) all reasonable out-of-pocket litigation expenses incurred by such Party, its Affiliate or Sublicensee in the defense of such Third Party Infringement Claim during such calendar quarter, and (b) any amounts paid by the sued Party or its Affiliates in settlement or as damages with respect to such Third Party Infringement Claim with respect to past infringement (and any settlement shall reflect a reasonable allocation of payments for past infringement and royalties on future sales in proportion to the past infringing sales and the anticipated future sales); provided, however, that (1) the sued Party shall not settle a claim for non-monetary consideration unless (A) the sued Party solely bears the cost of such settlement or (B) the Parties agree to the allocation of the fair market value of such consideration against Net Sales, (2) in no event will a deduction under this Section 7.4 reduce Net Sales by more than fifty percent (50%) with respect to such calendar quarter and (3) any deduction that is not usable pursuant to subclause (2) may be carried forward for use in a future period.

Section 7.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Infinity Patent Right or MICL Patent Right Covering a Product, Opt-Out Product, Assumed Product, Assumed In-Licensed Product or Terminated In-Licensed Product is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Infinity or MICL pursuant to Section 7.3, in a declaratory judgment action or in a Third Party Infringement Claim brought against Infinity or MICL, the Party Controlling such Patent Right (or Infinity with respect to any Joint Patent Right) shall have the first right, but not the obligation, to defend such Invalidity Claim and the other Party shall cooperate with the Party Controlling such Patent Right in preparing and formulating a response to such Invalidity Claim. If Infinity does not defend an Invalidity Claim brought against an Infinity Patent Right in the MICL Territory or MICL does not defend an Invalidity Claim brought against a MICL Patent Right in the Infinity Territory, the other Party may defend such Invalidity Claim and the coordination provisions of Section 7.3(c) shall apply to such Invalidity Claim, mutatis mutandis as they apply to Licensed IP Infringement suits. Neither Party shall, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s Patent Rights or such other Party’s Program Rights hereunder or (b) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party). The Party defending such Invalidity Claim shall bear all expenses with respect thereto and such Party’s counsel shall act as the ministerial liaison with the court, except (i) to the extent such Invalidity Claim is raised as a defense in an infringement action brought by Infinity or MICL pursuant to Section 7.3, in which case the expense provisions of Section 7.3 shall apply and the counsel to such Party shall act as the ministerial liaison with the court, and (ii) to the extent such Invalidity Claim is raised in a Third Party Infringement Claim brought against MICL, in which case MICL shall bear all expenses with respect thereto and shall act as the ministerial liaison with the court.

Section 7.6 Patent Term Extensions. The Party with the right to Commercialize a Royalty Bearing Product Covered by a Patent Right in a particular country hereunder shall have the sole authority to obtain patent term extensions for such Patent Rights; provided, however, that such Party shall reasonably consider any input from the other Party with respect to such Patent Rights in those countries in which such other Party Controls such Patent Rights.

Section 7.7 Patent Marking. Each Party agrees to comply with all applicable patent marking statutes in any country in which Products Covered by Patent Rights of the other Party are sold by a Party, its Affiliates and/or Sublicensees.

Section 7.8 Trademark Infringement. In the event that either Party becomes aware of any infringement of any Product Trademark (including any domain name) by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto; provided, however, that the Party owning such Product Trademark shall have the ultimate determination as to how to proceed with respect to such infringement, including by the institution of infringement proceedings against such Third Party. If a Party brings any suit, action or proceeding pursuant to this Section 7.8, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the owning Party reasonable authority to file and prosecute the suit, action or proceeding. The non-owning Party will provide reasonable assistance to the owning Party, including by providing access to relevant documents and other evidence and making its employees available. Infinity shall bear forty percent (40%) and MICL shall bear sixty percent (60%) of the costs of any such action. MICL and its Affiliates shall bear one hundred percent (100%) of the costs of protecting any product name or trademark (including any domain name) for the FAAH Product in the MICL Territory.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 8.1 Organization. Infinity represents and warrants to MICL that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MICL represents and warrants to Infinity that it is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

Section 8.2 Authority. Infinity and MICL each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement as of the Effective Date.

Section 8.3 Consents. Infinity and MICL each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder.

Section 8.4 No Conflict. Infinity and MICL each represents and warrants to the other Party that the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Research Program and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date, (b) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party, and (c) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

Section 8.5 Intellectual Property. Infinity hereby represents and warrants the following to MICL as of the Effective Date; provided, however, that all references in this Section 8.5 to Infinity Patent Rights and Infinity Know-How are only to Infinity Patent Rights and Infinity Know-How claiming or directed to the Development, Manufacture or Commercialization of an Alliance Product:

(a) The Infinity Patent Rights and Infinity Know-How existing as of the Effective Date are owned by Infinity free from any Liens (other than Permitted Liens) (as each of such terms is defined in the Securities Purchase Agreement). To Infinity’s knowledge, Infinity has taken no action before the United States Patent and Trademark Office, or any counterpart thereof outside the United States, which would render any of the Infinity Patent Rights unenforceable;

(b) Except (i) as set forth on the Disclosure Schedule to the Securities Purchase Agreement, (ii) rights granted to Service Providers and (iii) rights granted pursuant to material transfer and similar agreements entered into in the ordinary course of business, Infinity has not granted any rights with respect to the Infinity Patent Rights, the Infinity Know-How or the Products to any Person or entity other than MICL pursuant to this Agreement or Purdue pursuant to the FUSA Agreement;

(c) Infinity has received no written notice of any claims or investigations pending or threatened against Infinity or any of its Affiliates, at law or in equity, or before any Governmental Authority, relating to the matters contemplated under this Agreement that would materially adversely affect Infinity’s ability to perform its obligations hereunder;

(d) To the knowledge of Infinity, Infinity has not received written notice that the exercise of MICL’s rights granted under this Agreement infringes any Third Party intellectual property rights;

(e) All material renewal and maintenance fees due to Governmental Authorities as of the Effective Date with respect to the prosecution and maintenance of the Infinity Patent Rights within the applicable territory of the world have been paid, except as would not have a material adverse effect on MICL’s rights hereunder;

(f) Except for the JHU Agreement and agreements relating to software or other research tools entered in the ordinary course of business, neither Infinity, any of Infinity’s Affiliates nor, to Infinity’s knowledge, any other Person, is a party to any agreement with a Third Party that would limit or restrict the use of the Infinity Know-How or Infinity Patent Rights under this Agreement, or require any payments for their use;

(g) Neither Infinity nor any of its Affiliates are a party to any non-competition agreements related to any Alliance Product;

(h) Neither Infinity nor any of its Affiliates has received any written notice of any unauthorized use, infringement, misappropriation, or dilution by any Person, including any current or former employee or consultant of Infinity or its Affiliates, of any Product or of any of the Infinity Know-How or Infinity Patent Rights, except as would not have a material adverse effect on the business of Infinity and its Affiliates taken as a whole;

(i) To Infinity’s knowledge, none of the Infinity Know-How or Infinity Patent Rights is the subject of any pending or threatened legal or administrative action, and neither Infinity nor any of its Affiliates has received any written notice of any interference, reissue, reexamination, opposition or cancellation proceeding, nor to Infinity’s knowledge has any such action or proceeding been brought or threatened during the past six (6) years, in each case, which has been resolved in a manner that impairs any of Infinity’s rights in and to any such Infinity Know-How or Infinity Patent Rights or to any Alliance Product;

(j) To Infinity’s knowledge, inventorship on each patent and patent application within the Infinity Patent Rights has been properly determined and, except for Infinity Patent Rights in-licensed pursuant to the JHU Agreement and for provisional patent applications, all inventors of said Infinity Patent Rights have properly assigned their full right, title and interest to Infinity or its Affiliates;

(k) Infinity has provided or made available, when requested by MICL to conduct its due diligence review, copies of all material, non-public and non-privileged information in Infinity’s Control, including copies of all books, records and data, in each case, with respect to the Infinity Know-How, Infinity Patent Rights and Alliance Products;

(l) In accordance with 37 C.F.R. 1.56, 1.97 and 1.98, Infinity has submitted to the U.S. Patent and Trademark Office all information of which it is aware that it reasonably believes to be material to patentability of the subject matter of each Infinity Patent Right;

(m) All applicable official fees, maintenance fees and annuities for the Infinity Patent Rights have been paid through the date hereof, except where the failure to so pay would not materially impair any of Infinity’s rights in and to any such Infinity Know-How or Infinity Patent Rights. To Infinity’s knowledge, all of the Infinity Patent Rights are currently materially in compliance with formal legal requirements (including payment of any necessary fees). To Infinity’s knowledge, all issued patents within the Infinity Patent Rights, and each and every claim set forth therein, are in full force and effect and are valid and enforceable; and

(n) All current and former employees and paid consultants (in the case of academic consultants, those acting outside the scope of their academic affiliation) of Infinity and its Affiliates who are or have been substantively involved in the conception, design, review, evaluation, reduction to practice, or development of Infinity Know-How and Infinity Patent Rights or any Product have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Infinity exclusive ownership of the Infinity Know-How, Infinity Patent Rights and the Products.

Section 8.6 Enforceability; Rights. Infinity and MICL each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Infinity and MICL each further represents and warrants to the other Party that neither the representing Party nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of the representing Party’s rights under this Agreement.

Section 8.7 Compliance with Law. Each Party shall, and shall ensure that its Affiliates and Sublicensees shall, comply with all relevant Laws in exercising their rights and fulfilling their obligations under this Agreement.

Section 8.8 Product/Project List. Set forth on Schedule B are all of the Alliance Products and Discovery Projects being Developed by Infinity as of the Effective Date.

Section 8.9 Regulatory Matters. Infinity hereby represents and warrants the following to MICL as of the Effective Date:

(a) Infinity has provided or made available, when requested by MICL to conduct its due diligence review, any and all documents and communications in its possession from and to the FDA or any other Governmental Authority, or prepared by the FDA or any other Governmental Authority, related to any Alliance Product, that may bear on compliance with the requirements of the FDA or any other Governmental Authority, including any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication;

(b) Neither Infinity nor any of its Affiliates has received, with respect to any Alliance Product, any oral or written communication (including any warning letter, untitled letter, or similar notices) from the FDA and, to Infinity’s knowledge, there is no action pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to any Alliance Product, Infinity or any of its Affiliates is not currently materially in compliance with any and all applicable Laws implemented by the FDA. Neither Infinity nor any of its Affiliates has received any written notice from any Governmental Authority claiming that the research, development, manufacture, use, offer for sale, sale, or import of any Alliance Product is not in material compliance with all applicable Laws and permits, except where the failure to so comply would not have a material adverse effect on the business of Infinity and its Affiliates taken as a whole;

(c) To Infinity’s knowledge, none of Infinity, any of its Affiliates or any of their respective officers, employees or agents has made, with respect to any Alliance Product, an untrue statement of a material fact to the FDA or other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority;

(d) There are no pending, abandoned, withdrawn, or rejected INDs or NDAs for any Alliance Product;

(e) Neither Infinity nor any of its Affiliates has Commercialized any pharmaceutical product anywhere in the world;

(f) To Infinity’s knowledge, all testing and research of Alliance Products by or on behalf of Infinity and its Affiliates has been conducted in compliance with GMP, GCP and GLP applicable and required at the time such activity was performed; and

(g) There is no material matter which has not been disclosed by Infinity to MICL concerning the safety or efficacy of any Alliance Product Interacting with the Hedgehog Pathway.

Section 8.10 Debarment. Except as disclosed to the other Party, each Party represents and warrants to such other Party, as of the Effective Date, that none of the representing Party, its Affiliates, or any employee of the representing Party or its Affiliates, in each case who is likely to perform Development activities under this Agreement or in support of the Regulatory Approvals, have ever been:

(a) debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7;

(b) sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(c) charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.

Each Party will immediately inform the other Party, but in no event later than five (5) Business Days, if such Party becomes aware that such Party, any of its Affiliates, or any employee of such Party or any of its Affiliates, in each case performing Development activities under this Agreement or in support of the Regulatory Approvals, is not in compliance with any of the representations set forth in clauses (a) through (c) on or after the Effective Date.

Section 8.11 Additional Infinity Representations and Warranties. Infinity hereby represents and warrants the following to MICL as of the Effective Date:

(a) Neither AstraZeneca plc nor any of its Affiliates has any rights to the Hedgehog Project conducted by Infinity;

(b) Infinity has not received written notice from any Third Party that the conduct of Infinity’s business infringes or misappropriates the intellectual property rights owned by any Third Party, except as would not have a material adverse effect on MICL’s rights hereunder;

(c) The Option Agreement dated November 9, 2007 between Infinity and AstraZeneca UK Limited (the “AZ Option Agreement”) is in full force and effect; and

(d) Infinity is in material compliance with all its obligations under each collaboration and license agreement to which it is a party, and Infinity has not received written notice from any other party to any such agreement that Infinity is in breach of its obligations under such agreement.

Section 8.12 Key Executives.

(a) Infinity represents and warrants to MICL that, as of the Effective Date, each of the Key Executives has signed Infinity’s standard invention assignment, non-competition and non-solicitation agreement, in substantially the form provided to MICL or its Affiliate.

(b) Infinity shall (i) use Commercially Reasonable Efforts to retain the services of each of the Key Executives during the Research Program Term; provided, however, that Infinity may terminate such services for cause or for any reason beyond the control of Infinity, including such Key Executive’s death, disability, illness or voluntary resignation; (ii) use Commercially Reasonable Efforts to allocate adequate time of the Key Executives to work on the Research Program; and (iii) in determining the incentive compensation for each of the Key Executives, take into consideration, in addition to other factors Infinity deems relevant, the success of the Research Program and such Key Executive’s role in such success.

(c) Infinity shall notify MICL promptly if it has knowledge or becomes aware that any Key Executive plans to resign or otherwise will not be retained by Infinity, whether due to the decision of Infinity or such Key Executive, or if Infinity is in active consideration of termination of such Key Executive.

Section 8.13 Additional MICL Representations and Warranties. MICL hereby represents and warrants to Infinity that, as of the Effective Date, the Lenders and MMCO are Affiliates of MICL.

Section 8.14 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE SECURITIES PURCHASE AGREEMENT, LINE OF CREDIT AGREEMENT OR SAFETY AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

ARTICLE IX

INDEMNIFICATION, LIMITATION ON LIABILITY AND INSURANCE

Section 9.1 Indemnification.

(a) MICL. MICL shall indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of (i) any Third Party claims resulting from the breach by MICL of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Safety Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any MICL Indemnified Party or any Sublicensee or Service Provider of MICL, in performing MICL’s obligations or exercising MICL’s rights under this Agreement or the Safety Agreement, or (iii) except to the extent set forth in the Supply Agreement, any Third Party claim of personal injury or other product liability resulting from Royalty Bearing Products, In-Licensed Products or MICL Assumed In-Licensed Products Commercialized by MICL or its Affiliates or Sublicensees. Notwithstanding the foregoing, MICL shall not be responsible for the indemnification of any Infinity Indemnified Party to the extent that the Losses of such Infinity Indemnified Party were caused by: (A) the negligence or willful misconduct of such Infinity Indemnified Party, or (B) any breach by Infinity of its representations, warranties, covenants or obligations pursuant to this Agreement or the Safety Agreement.

(b) Infinity. Infinity shall indemnify and hold harmless MICL and its Affiliates and their respective directors, officers, employees and agents (the “MICL Indemnified Parties”) harmless from and against any Losses arising out of (i) any Third Party claims resulting from the breach by Infinity of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Safety Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any Infinity Indemnified Parties or any Sublicensee or Service Provider of Infinity, in performing Infinity’s obligations or exercising Infinity’s rights under this Agreement or the Safety Agreement, or (iii) except to the extent set forth in the Supply Agreement, any Third Party claim of personal injury or other product liability resulting from Royalty Bearing Products, In-Licensed Products, Infinity Assumed In-Licensed Products, Opt-Out Products or Terminated In-Licensed Products Commercialized by Infinity or its Affiliates or Sublicensees. Notwithstanding the foregoing, Infinity shall not be responsible for the indemnification of any MICL Indemnified Party: (A) to the extent that the Losses of such MICL Indemnified Party were caused by the negligence or willful misconduct of such MICL Indemnified Party, or (B) to the extent that the Losses of such MICL Indemnified Party were caused by any breach by MICL of its representations, warranties, covenants or obligations pursuant to this Agreement or the Safety Agreement.

(c) Procedure. A Person entitled to indemnification under this Section 9.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this subsection shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(d) Allocation. In the event a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims shall be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(e) Nothing in this Article IX will act to negate any obligation under common law of either Party to mitigate damages with respect to any Third Party claim for which such Party is seeking indemnification from the other Party hereunder.

Section 9.2 Limitation on Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE VI AND EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), ARISING OUT OF THIS AGREEMENT OR THE SAFETY AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE SAFETY AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, COSTS OR EXPENSES.

Section 9.3 Insurance. Each Party shall use reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder, in an amount and coverage reasonably appropriate for a company comparable to such Party. Either Party may satisfy its obligations under this Section 9.3 through self-insurance to the same extent. The foregoing coverage shall continue during the Term and for a period of six (6) years thereafter.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term. This Agreement shall become effective as of the Effective Date and, unless terminated in the manner set forth in this Article X, shall remain in full force and effect until the Parties have no further obligations to each other hereunder (the “Term”).

Section 10.2 Termination.

(a) Termination For Material Breach.

(i) Subject to Section 10.2(a)(ii), either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations under this Agreement. The Breaching Party shall have sixty (60) days (thirty (30) days in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-Breaching Party to remedy such default. Any such termination shall become effective at the end of such sixty (60)-day period (thirty (30)-day period for non-payment) unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60)-day period (thirty (30)-day period for non-payment).

(ii) In the event a Party gives notice to the Breaching Party pursuant to Section 10.2(a)(i) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor set forth above, either Party has requested an arbitration pursuant to Section 11.2 in which the Breaching Party is in good faith disputing such basis for termination pursuant to Section 10.2(a)(i), then this Agreement shall not terminate unless and until such arbitrators issue a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier).

(b) Termination for Breach of the Line of Credit Agreement. Infinity may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event of a breach by either Lender of its obligation to make all or any portion of a Line of Credit Loan (as defined in the Line of Credit Agreement) to Infinity in accordance with Section 2.1(a) of the Line of Credit Agreement, as the same may be amended and in effect from time to time.

(c) Termination Upon Change of Control of Infinity. If for any reason a Change in Control occurs, then (i) Infinity shall notify MICL in writing of such event, which notice shall be given no later than the earlier of (A) the public announcement that such Change of Control has occurred or (B) the consummation of such Change of Control (or, if such Change of Control is intended to be consummated in multiple stages, upon the consummation of the first such stage) and (ii) MICL may elect to terminate this Agreement with immediate effect by giving written notice to Infinity, which notice shall be given no later than ninety (90) days after MICL’s receipt of the notice from Infinity pursuant to subclause (i) of this Section 10.2(c).

(d) Termination For Bankruptcy. This Agreement may be terminated, prior to the expiration of the Term, immediately by either Party upon written notice to the other Party in the event that such other Party (a) applies for, consents to, becomes the subject of the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case under the U.S. Bankruptcy Code or any counterpart thereof outside the United States, or (d) becomes the subject of an involuntary case under the U.S. Bankruptcy Code or similar insolvency proceeding, which case or proceeding has not been dismissed or otherwise stayed within ninety (90) days.

Section 10.3 Effect of Termination.

(a) Termination By Infinity Under Section 10.2(a), (b) or (d) or by MICL under Section 10.2(c). Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Infinity in accordance with Section 10.2(a), (b) or (d), then the following provisions shall apply:

(i) All rights and licenses granted to MICL hereunder shall immediately terminate and be of no further force and effect;

(ii) the covenant not to sue granted to Infinity pursuant to Section 4.3 shall remain in effect;

(iii) the license granted to Infinity pursuant to Section 4.4 shall remain in effect and automatically be expanded to include the Commercialization of Products, Assumed Products, Assumed In-Licensed Products, Opt-Out Products and Terminated In-Licensed Products anywhere in the world;

(iv) the royalty obligations of Infinity under Sections 2.7(b)(ii) and 5.3 shall remain in effect, but shall be reduced by fifty percent (50%);

(v) MICL shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1;

(vi) MICL shall assign to Infinity all Product Trademarks, and all domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address; and

(vii) MICL shall transfer or assign to Infinity all Regulatory Approvals and regulatory documentation and other technical and other information or materials in MICL’s or its Affiliates’ Control that are necessary or useful for the Development, Manufacture and Commercialization of Products, Assumed Products, Assumed In-Licensed Products, Opt-Out Products and Terminated In-Licensed Products.

(b) Termination by MICL Under Section 10.2(a) and (d). Without limiting any other legal or equitable remedies that MICL may have, if MICL terminates this Agreement in accordance with Section 10.2(a) or (d), then the following provisions shall apply:

(i) all licenses granted by Infinity to MICL under Section 4.1 hereunder shall remain in effect;

(ii) all rights and licenses granted by MICL to Infinity under Sections 4.3 and 4.4 shall immediately terminate and be of no further force and effect; provided, however, that the provisions of Section 4.3 shall remain in effect solely with respect to activities that occurred prior to such termination;

(iii) MICL shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1; and

(iv) the royalty obligations of MICL under Sections 2.7(b)(ii) and 5.2 shall remain in effect, but shall be reduced by fifty percent (50%).

(c) Termination by MICL Under Section 10.2(c). Without limiting any other legal or equitable remedies that MICL may have, if MICL terminates this Agreement in accordance with Section 10.2(c), then the following provisions shall apply:

(i) all licenses granted by Infinity to MICL under Section 4.1 shall immediately terminate and be of no further force and effect; provided, however, that the provisions of Section 4.1 shall remain in effect solely with respect to Products being Commercialized in the MICL Territory as of the effective date of such termination (a “Retained MICL Product”);

(ii) the covenant not to sue granted to Infinity pursuant to Section 4.3 shall remain in effect;

(iii) the license granted to Infinity pursuant to Section 4.4 shall remain in effect and automatically be expanded to include the Commercialization of Products, Assumed Products, Assumed In-Licensed Products, Opt-Out Products and Terminated In-Licensed Products anywhere in the world, other than Retained MICL Products;

(iv) MICL shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1;

(v) the royalty obligations of MICL under Sections 2.7(b)(ii) and 5.2 shall remain in effect with respect to Retained MICL Products;

(vi) as of the effective date of such termination, all other Alliance Products for which the Transition Date has not occurred as of such effective date of termination will become Opt-Out Products; provided, however, the royalty obligations of Infinity under Sections 2.7(b)(ii) and 5.3 shall apply with respect to such Opt-Out Products;

(vii) as of the effective date of such termination, to the extent such effective date occurs after the Transition Date for a Product that is not a Retained MICL Product, MICL shall be deemed to have terminated its Program Rights with respect to such Product and such Product shall be deemed to be an Infinity Assumed Product; provided, however, (A) Infinity shall be obligated to pay to MICL a five percent (5%) royalty on the worldwide Net Sales of such Product pursuant to Section 2.7(b)(ii), (B) MICL shall have no further obligations to provide Research and Development Funding in respect of such Product, and (C) the provisions of Section 2.7(b)(iv) shall apply;

(viii) except with respect to Retained MICL Products, MICL shall assign to Infinity all Product Trademarks, and all domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address;

(ix) except with respect to Retained MICL Products, MICL shall transfer or assign to Infinity all Regulatory Approvals and regulatory documentation and other technical and other information or materials in MICL’s or its Affiliates’ Control that are necessary or useful for the Development, Manufacture and Commercialization of Products, Assumed Products, Assumed In-Licensed Products, Opt-Out Products and Terminated In-Licensed Products; and

(x) the Supply Agreement with respect to Products being Commercialized by MICL shall remain in full force and effect.

Section 10.4 No Liability. Without limiting either Party’s right to damages for any breach of this Agreement, neither Infinity nor MICL will incur any liability to the other by reason of the termination of this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and Infinity and MICL will accept all rights granted and all obligations assumed hereunder, including those in connection with such termination in full satisfaction of any claim resulting from such termination.

Section 10.5 Survival. Termination or relinquishment of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination or relinquishment, and such termination or relinquishment will not relieve either Party from obligations which are (a) expressly stated to survive termination of this Agreement, (b) set forth in Sections 4.6, 4.9, 5.6, 5.7, 5.8, 5.9, 7.1, 8.14, 10.3, 10.4, 10.5 and Articles VI, IX and XI, which obligations shall survive termination of this Agreement, and (c) solely with respect to Joint Patent Rights, but with respect to each country in the world, set forth in Sections 7.2, 7.3 and 7.5, which shall also survive.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Governing Law. This Agreement, including the interpretations, performance, enforcement, breach or termination thereof and any remedies relating thereto will be construed and enforced in accordance with and governed by the internal Laws of the State of

New York, without regard to the conflicts of laws provisions thereof. The provisions of the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”), and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, shall not apply to this Agreement or any subject matter hereof.

Section 11.2 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a) the Executive Officers of both Parties shall meet to attempt to resolve such dispute.

(b) If the Executive Officers cannot resolve such dispute within thirty (30) (twenty (20) days in the event of non-payment) days after either Party requests such a meeting in writing, then upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in the English language in New York, New York, USA under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator. The Parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration. The two (2) arbitrators so appointed shall agree on the appointment of the third (3rd) arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties’ appointed arbitrators shall fail to agree, within thirty (30) days from the date both Parties’ arbitrators have been appointed, on the identity of the third (3rd) arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

(c) Within ten (10) days of appointment of the full arbitration panel, the Parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the Parties previously taken in the negotiations. Within thirty (30) days of appointment of the arbitration panel, each Party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one (1) hour to argue in support of its proposed position. The Parties will not call any witnesses in support of their arguments.

(d) The arbitration panel shall select either Party’s proposed position on the issue as the binding final decision to be embodied as an agreement between the Parties. In making their selection, the arbitrators shall not modify the terms or conditions of either Party’s proposed position; nor will the arbitrators combine provisions from both proposed positions. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York shall govern.

(e) The arbitrators shall make their decision known to the Parties as promptly as possible by delivering written notice of their decision to both Parties. Such written notice need not justify their decision. The Parties will execute any and all papers necessary to obligate the

Parties to the position selected by the arbitration Panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.

(f) The Parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

(g) Notwithstanding anything to the contrary in this Section 11.2, if either Party in its sole judgment believes that any such breach of this Agreement could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (ii) will not be required to follow the procedures set forth in Section 11.2(a)-(f) with respect to seeking such relief.

Section 11.3 Assignment. This Agreement (including any rights or obligations hereunder) may not be assigned or otherwise transferred by either Party, in whole or in part, without the express prior written consent of the other Party, except that (a) MICL may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without Infinity’s consent to (i) an Affiliate of MICL; provided, that, such assignment by MICL will not relieve MICL of its obligations to Infinity under this Agreement, (ii) any assignee of all or substantially all of MICL’s business, or (iii) the successor of the relevant portion of MICL’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction, and (b) Infinity may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without the consent of MICL to (i) an Affiliate of Infinity, provided such assignment by Infinity will not relieve Infinity of its obligations to MICL under this Agreement, (ii) any assignee of all or substantially all of Infinity’s business, or (iii) the successor of the relevant portion of Infinity’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. An assignment or transfer by a Party pursuant to this Section 11.3 will be binding upon and inure to the benefit of the Parties and their successors or assigns. No assignment or transfer will relieve either Party of its responsibility for the performance of any obligation prior to such assignment or transfer. No such assignment or transfer will be valid or effective unless performed in accordance with this Section 11.3. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business of such Party or in connection with a merger, consolidation or similar transaction, the non-assigning Party shall not be provided with rights or access to Know-How or intellectual property rights of such assignee or the acquirer of such Party.

Section 11.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Infinity and MICL with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties.

Section 11.5 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and no provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Section 9.1, the Indemnified Parties. Without limitation, this Agreement will not be construed so as to grant employees of either Party in any country any rights against the other Party pursuant to the Laws of such country.

Section 11.6 Notices. All communications, notices, instructions and consents provided for herein or in connection herewith will be in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), or (d) sent by a reputable nationwide overnight courier service. Any such communication, notice, instruction or consent will be deemed to have been delivered: (w) on receipt if given in person; (x) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (y) on the date of transmission if sent by telex, facsimile or other means of wire transmission (if such transmission is on a Business Day, otherwise on the next Business Day following such transmission); or (z) one (1) Business Day after it is sent via a reputable nationwide overnight courier service.

Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: CEO

with copies to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: General Counsel

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

USA

Telefacsimile: +1-617-526-5000

Attention: Steven D. Singer, Esq.

Notices to MICL shall be addressed to:

Mundipharma International Corporation Limited

Mundipharma House, 14 Par-la-Ville Road

P.O. Box HM 2332, Hamilton HM JX

Bermuda

Telefacsimile: (441) 505-9829

Attention: Douglas Docherty, General Manager

with a copy to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

USA

Telefacsimile: (212) 541-5369

Attention: Stuart D. Baker

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 11.6, then to the last address so designated.

Section 11.7 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event and the non-performing Party promptly provides written notice to the other Party of such inability and of the period for which such inability is expected to continue. Such excused performance will be continued so long as the condition constituting a Force Majeure Event continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, a “Force Majeure Event” means a condition caused by occurrences beyond the reasonable control of the Party affected, including an act of God, an act, pronouncement, war, an act of war, terrorism, insurrection, riot, civil commotion, epidemic, failure or default of public utilities or common carriers, labor strike, lockout, labor disturbance, embargo, fire, earthquake, flood, storm or like catastrophe. Notwithstanding the foregoing, nothing in this Section 11.7 will excuse or suspend the obligation of either Party to make any payment due under this Agreement.

Section 11.8 Relationship of the Parties; Independent Contractors. Except as set forth herein, neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other obligation or liability on the other Party without said other Party’s approval or as provided in this Agreement or the Safety Agreement. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship to the other Party under this Agreement will be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement will be construed to establish a relationship of partners or joint venturers between the Parties and it is expressly agreed that the relationship between MICL and Infinity shall not constitute a partnership, joint venture, or agency. Neither MICL nor Infinity shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

Section 11.9 No Strict Construction. This Agreement shall not be strictly construed against either Party.

Section 11.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 11.11 No Implied Waivers; Rights Cumulative. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part in any other situation, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

Section 11.12 Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is invalid, illegal or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law.

Section 11.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

Section 11.14 Expenses. Each Party will bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and with respect to the transactions contemplated by this Agreement, including fees and disbursements of counsel, financial advisors and accountants.

Section 11.15 Interpretation. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person will be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

Section 11.16 Performance by Affiliates. Any obligation of Infinity under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Infinity’s sole and exclusive option, either by Infinity directly or by any Affiliate of Infinity that Infinity causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of MICL under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at MICL’s sole and exclusive option, either by MICL directly or by any Affiliate of MICL that MICL causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Infinity will” also means “Infinity will cause” the particular action to be performed, and the use of the words “MICL will” also means “MICL will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

Section 11.17 Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Strategic Alliance Agreement as of the Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	President and Chief Business Officer

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

By:	/s/ Douglas Docherty
Douglas Docherty
General Manager

[Execution Page]

Schedule A

Research Plan

[See Attached]

A-1

SCHEDULE A

Overall program budget

[**]

Totals
Hedgehog	[**]	[**]	[**]
FAAH	[**]	[**]	[**]
Early Pipeline	[**]	[**]	[**]

Total Investment	$50.3	$66.0	$84.2

SCHEDULE A

Hedgehog program

PROGRAM: IPI-926 / Hedgehog pathway BUDGETED* $: [**]	BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	— [**]

[**]	— [**]

[**]	— [**]

[**]	— [**]

PROGRAM: IPI-926 / Hedgehog pathway BUDGETED* $: [**]	BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	— [**]

[**]	— [**]

[**]

SCHEDULE A

FAAH program

PROGRAM: FAAH	BUDGETED* $: [**]	BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	— [**]

[**]	— [**]

[**]	— [**]

[**]	— [**]

[**]

SCHEDULE A

Discovery programs

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	— [**]

[**]	— [**]

Schedule B

Product/Project List (as of November 19, 2008)

Alliance Products:

—	Hedgehog Pathway

—	FAAH

Discovery Projects:

Discovery project name	# of targets included	Names of included targets
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

B-1

Schedule C

Press Release

Contacts:
Investors	Media
Infinity Pharmaceuticals, Inc.	Pure Communications, Inc.
Monique Allaire, 617-453-1105	Sheryl Seapy
Monique.Allaire@infi.com	949-608-0841
www.infi.com	Sheryl@purecommunicationsinc.com

INFINITY ANNOUNCES GLOBAL STRATEGIC ALLIANCE WITH PURDUE

PHARMA AND MUNDIPHARMA ENCOMPASSING INFINITY’S EARLY CLINICAL

AND DISCOVERY PROGRAMS

— Infinity Retains All U.S. Rights; Mundipharma Receives Ex-U.S. Commercialization Rights to

All Oncology Products under Alliance —

— Infinity to Receive Up to $75 Million Equity Investment, Access to $50 Million Line of Credit,

and Significant R&D Funding Over Multiple Years —

— Conference Call Being Held at 8:30 a.m. EST Today to Discuss Transaction —

CAMBRIDGE, Mass. – November 20, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has entered into a global strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited, focused on the research, development, and commercialization of Infinity’s early clinical and discovery programs, including IPI-926, Infinity’s novel inhibitor of the Hedgehog signaling pathway. Infinity expects that this alliance will enable it to aggressively pursue its goal of developing and commercializing its pipeline of innovative anti-cancer agents.

“Infinity’s mission is to discover, develop, and deliver to patients important medicines for the treatment of cancer,” said Steven H. Holtzman, chair and chief executive officer of Infinity. “This alliance with Purdue Pharma and Mundipharma provides Infinity with the financial resources and independence to continue our productive discovery efforts, to expand our clinical development capabilities, and to build our own organization to commercialize our products in the United States. In a nutshell, we have the opportunity to realize all aspects of our mission in a manner that we believe will create meaningful treatments for patients and meaningful value for our shareholders.”

“Purdue U.S., Purdue Canada, and Mundipharma companies in Europe and Asia have been expanding their therapeutic scope significantly in recent years,” said Jim Dolan, Senior Vice President of Licensing and Business Development for Purdue. “Mundipharma’s presence in oncology outside of the U.S. is now well-established, and we expect that the broad alliance with Infinity will give us the opportunity to bring to market a number of innovative, best-in-class treatments for cancer patients. In addition, this alliance will also build upon our core franchise in pain on a global basis, with FAAH, a potentially innovative new product for neuropathic pain.”

The alliance will focus on the advancement of Infinity’s early-stage clinical and discovery pipeline of novel, small molecule drug candidates. This pipeline includes IPI-926, Infinity’s potent inhibitor of the Hedgehog pathway. IPI-926 is being evaluated in a Phase 1 clinical study in patients with advanced solid tumors and has demonstrated significant anti-tumor activity in a number of preclinical models. Infinity’s pipeline also includes several earlier stage discovery programs, including a program directed to fatty acid amide hydrolase (FAAH), an emerging target for the treatment of neuropathic pain.

Infinity’s Hsp90 inhibitor program, comprising IPI-504 (retaspimycin hydrochloride), which is in an international Phase 3 registration trial for patients with refractory gastrointestinal stromal tumors (the RING trial), and IPI-493, Infinity’s oral candidate currently in a Phase 1 study in patients with advanced solid tumors, remains partnered with AstraZeneca and is excluded from this alliance. Infinity’s program targeting the Bcl family of proteins, which was transitioned to Novartis in February of 2008, is also excluded from this alliance.

“This relationship provides an incredible opportunity for Infinity by affording us access to the capital necessary to do what our R&D team does best: to discover and develop important new medicines for patients,” said Adelene Q. Perkins, president and chief business officer of Infinity. “It enables us to continue to operate nimbly while building upon and enhancing our culture of citizen ownership that we hold so dear.”

Details of the Transaction

Infinity Pharmaceuticals, Inc. has entered into a strategic alliance agreement with Mundipharma International Corporation Limited to develop and jointly commercialize pharmaceutical products. Under the terms of the strategic alliance agreements, Infinity will retain U.S. commercialization rights for all oncology products developed under these programs. Infinity is obligated to pay Mundipharma a royalty on U.S. sales of these products. Mundipharma has the right to commercialize these products outside of the United States, and is obligated to pay a royalty to Infinity on sales outside of the U.S. Infinity will direct and lead all oncology discovery and development efforts on a worldwide basis.

Purdue has made an equity investment of $45 million in Infinity through the purchase of four million shares of Infinity common stock at $11.25 per share, a 112% premium over the closing price of $5.29 on November 19, 2008. Subject to Infinity shareholder approval and other customary closing conditions, these entities have agreed to invest an additional $30 million in Infinity to purchase two million shares of Infinity common stock and warrants to purchase up to six million additional shares of Infinity common stock. The warrants may be exercised between the second closing date (expected to occur in January 2009) and June 30, 2012 at prices ranging from $15 to $40 per share.

In addition, upon the second closing, Purdue will make available to Infinity a $50 million line of credit for use by Infinity for any business purpose, with principal and accrued interest to be repaid by the tenth anniversary of the second closing.

Under the alliance, Mundipharma will participate in Infinity’s Hedgehog program as well as new Infinity discovery and development programs (subject to certain opt-out rights outlined below) for three years, with an ability to extend this right for two additional one-year terms. Mundipharma will fund the costs of these programs until the later of the start of the first Phase 3 trial for the program or December 31, 2013. If a program commences Phase 3 studies after December 31, 2013, Infinity and Mundipharma will share the costs of development equally.

The alliance will also encompass Infinity’s discovery program directed to FAAH. Purdue and Mundipharma will have the right to assume development of the FAAH program at the conclusion of Phase 1 clinical studies by funding the research and development costs of the program through approval and paying a royalty to Infinity on global net sales.

Finally, under the alliance, Infinity grants to Mundipharma an option, on set terms, to participate in programs that Infinity may in-license during the term. Mundipharma will have the right to opt-out of development of any particular program on an annual basis, with the first opt-out right becoming available in July 2009 for the Hedgehog and FAAH programs. If Mundipharma elects to opt-out of a program, it will be obligated to continue funding that program for an additional year, and have the right to receive royalties on future sales based on the stage of development of the program when the election to opt-out took place.

Conference Call and Webcast Information

Infinity management will hold a conference call to discuss the transaction today, Thursday, November 20, 2008 at 8:30 a.m. EST. Callers may participate in the call by dialing 1-877-419-6598 (domestic) or 1-719-325-4916 (international) five minutes prior to the start time. An archived version of the webcast will be available in the Investors/Media section of Infinity’s website at http://www.infi.com beginning by 5:00 p.m. EST on Thursday, November 20, 2008 through 5:00 p.m. EST on Wednesday, December 3, 2008.

Important Additional Information Will Be Filed with the SEC

Infinity plans to file with the United States Securities and Exchange Commission (SEC) and mail to its stockholders a proxy statement in connection with the transaction. The proxy statement will contain important information about Infinity, the transaction, and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infinity through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from Infinity by contacting Monique Allaire at Monique.Allaire@infi.com or 617-453-1015.

Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transaction described herein. Information regarding Infinity’s directors and executive officers is contained in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 10, 2008, which are filed with the SEC. As of October 31, 2008, Infinity’s directors and executive officers beneficially owned approximately 4,886,372 shares, or approximately 24 percent, of Infinity’s common stock. A more complete description will be available in the proxy statement.

About IPI-926

IPI-926 is a novel, proprietary inhibitor of the Hedgehog signaling pathway being evaluated in a Phase 1 clinical trial in patients with advanced solid tumors. IPI-926 is a derivative of the natural product cyclopamine that binds to and inhibits a key regulator of this pathway, the Smoothened receptor. The Hedgehog signaling pathway is normally active in regulating tissue and organ formation during embryonic development. However, abnormal activation of the Hedgehog pathway can lead to cancer and is believed to play a central role in allowing the proliferation and survival of several types of cancers, including pancreatic, prostate, lung, breast, and certain brain cancers. In preclinical models, IPI-926 has demonstrated significant anti-tumor activity and excellent pharmaceutical properties, including oral bioavailability, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth, in a number of preclinical models.

About Fatty Acid Amide Hydrolase (FAAH)

Fatty acid amide hydrolase (FAAH) is an emerging target for the treatment of neuropathic pain. The enzyme FAAH degrades anandamide, which is an endogenous cannabinoid that produces an analgesic effect in response to pain. FAAH inhibition increases the duration of anandamide’s analgesic effect, prolonging pain relief at the site of release. Infinity’s FAAH inhibitor program is in lead optimization; the company expects to select a clinical candidate by early 2009.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Safe Harbor For Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Infinity and Purdue Pharmaceutical Products L.P., Mundipharma International Corporation Limited, including, without limitation, the expected timetable for completing the transaction, the expected financial and operational benefits of the transaction, Infinity’s estimate of research and development payments to be made by Mundipharma over the next five years, the availability of the line of credit and any other statements about the parties’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: For example, there can be no guarantee that the strategic alliance will continue for its full term or that Purdue and Mundipharma will continue to fund Infinity’s programs as agreed; that the parties will successfully discover, develop or commercialize products under the alliance; or that Infinity will satisfy the conditions to the closing of the second equity investment, including obtaining the necessary stockholder approval and clearance under the Hart-Scott-Rodino Act. In particular, Infinity’s management’s expectations could be affected by risks and uncertainties relating to a failure of stockholders to approve the second equity investment; a failure of Infinity and/or Mundipharma to fully perform under the alliance agreement and/or an early termination of the alliance agreement; results of clinical trials and preclinical studies that are the subject of the strategic alliance, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food & Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and the other factors described in Infinity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 5, 2008, and other filings that Infinity makes with the SEC from time to time. Infinity disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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